UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

NetRadio Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

[LETTERHEAD OF NETRADIO CORPORATION]

Dear Shareholder:

     You are cordially invited to attend the special meeting of shareholders of NetRadio Corporation, to be held on                               , 2001, at           a.m., at our principal office located at 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344.

     At the special meeting you will be asked to consider and vote upon the following proposals:

1.	To approve the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 outstanding indebtedness of ours;

2.	To approve an amendment to our articles of incorporation to:

•	increase the number of our authorized shares of preferred stock to 25 million shares and common stock to 50 million shares; and

•	make the Control Share Acquisition Statute, Section 302A.671, of the Minnesota Business Corporation Act inapplicable to us.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     On August 30, 2001 we issued a press release announcing that two of our shareholders, Navarre Corporation and ValueVision International, Inc., entered into a securities purchase agreement to sell the shares of our common stock that they hold, representing approximately 60% of our outstanding shares, to The Advisory Board, a New York based media company, at a price per share of $1.05. In connection with the transaction, Navarre agreed to sell a promissory note representing approximately $3.1 million of outstanding indebtedness that we owed to Navarre to The Advisory Board. We agreed with The Advisory Board to convert this indebtedness into shares of our common stock. Further, in connection with the transaction as well, The Advisory Board agreed to purchase shares of a newly created series A convertible preferred stock of ours in amounts sufficient for us to maintain a cash balance of $7 million, which we expect will facilitate compliance with The Nasdaq SmallCap Market continued listing standards.

     Your board of directors has determined that the conversion of our outstanding indebtedness into shares of common stock and the amendment of our articles of incorporation to increase the number of our authorized shares of preferred stock and common stock and to make the Control Share Acquisition statute under the Minnesota Business Corporation Act inapplicable to this transaction is in the best interests of NetRadio and its shareholders, and has approved these transactions. Your board of directors unanimously recommends that you vote “FOR” adoption of these proposals.

     The board of directors has set the record date for the special meeting at the close of business on                , 2001, and only those shareholders of record on this date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. As of August 31, 2001, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares and have advised us that they intend to vote their shares in favor of the above proposed matters. Accordingly, by virtue of Navarre’s and ValueVision’s ownership in our common stock, the above proposed matters will be adopted without the vote of any other shareholders of NetRadio.

     Attached to this letter you will find a formal notice of special meeting and a proxy statement. The accompanying proxy statement provides you with detailed information about the special meeting and the proposals outlined above. If the proposals are approved by the requisite holders of our common stock, the closing of the transaction will occur soon after the special meeting and after all of the other conditions to closing the transaction are satisfied. Please give this material your careful attention. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

     Your vote is important regardless of the number of shares of NetRadio common stock you own. Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     Thank you for your cooperation.

Very truly yours,

Cary L. Deacon Chief Executive Officer

This Proxy Statement is dated                     , 2001, and is
first being mailed to shareholders on or about                     , 2001

NETRADIO CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                          , 2001

TO THE SHAREHOLDERS OF NETRADIO CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of NetRadio Corporation, a Minnesota corporation, will be held on      , 2001, at      a.m. at our principal office, located at 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344, for the following purposes:

1.	To approve the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 outstanding indebtedness of ours;

2.	To approve an amendment to our articles of incorporation to:

•	increase the number of our authorized shares of preferred stock to 25 million shares and common stock to 50 million shares; and

•	make the Control Share Acquisition Statute, Section 302A.671, of the Minnesota Business Corporation Act inapplicable to us.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     Only shareholders of record at the close of business on      , 2001, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy card.

     Your board of directors has determined that the conversion of our outstanding indebtedness into 2,949,359 shares of common stock and the amendment of our articles of incorporation to increase the number of our authorized shares of preferred stock and common stock and to make the Control Share Acquisition statute under the Minnesota Business Corporation Act inapplicable to this transaction is in the best interests of NetRadio and its shareholders, and has approved these transactions. Your board of directors unanimously recommends that you vote “FOR” the adoption of these proposals.

     The board of directors has set the record date for the special meeting at the close of business on      , 2001, and only those shareholders of record on this date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. As of August 31, 2000, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares and have advised us that they intend to vote their shares in favor of the above proposed matters. Accordingly, by virtue of Navarre’s and ValueVision’s ownership in our common stock, the above proposed matters will be adopted without the vote of any other shareholders of NetRadio.

     Under the Minnesota Business Corporation Act, our shareholders are not entitled to any appraisal rights with respect to the proposals.

     Each share of our common stock is entitled to one vote on all matters to come before the special meeting. The NetRadio common stock constitutes the only outstanding class of our capital stock. The total number of votes cast by all shareholders either present at the special meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the special meeting.

By Order of the Board of Directors

Michael P. Wise Secretary

Eden Prairie, Minnesota
                              , 2001

Summary
The Parties Involved
The Special Meeting of Shareholders
Securities Purchase Agreement
Stock Option Agreement
Series A Convertible Preferred Stock Agreement
Interests of Directors and Officers in the Transaction and Conversion that Differ From Your Interests
Appraisal Rights
Net Radio Stock Price
Board Recommendation
Contact Information
Summary Historical Financial Data
Cautionary Statement Concerning Forward-Looking Information
The Special Meeting of NetRadio Shareholders
Place, Date, Time and Purpose of the Special Meeting
Who Can Vote at the Special Meeting
Vote Required
Voting by Proxy
The Transaction
General
Net Radio Reasons for the Transaction
The Advisory Board Reasons for the Transaction
When the Transaction will be completed
Interests of Directors and Officers in the Transaction that Differ From Your Interests
Appraisal Rights
The Securities Purchase Agreement
Stock Option Agreement
Series A Convertible Preferred Stock Agreement
The Proposals
Item 1
Item 2(a)
Item 2(b)
Item 3
Market Price of NetRadio Common Stock
Selected Historical Consolidated Financial Data of NetRadio Corporation
Our Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
Comparison of Results of Operations for the Six Months Ended June 30, 2001 and 2000
Comparison of Results of Operations for Fiscal Years Ended December 31, 2000 and 1999
Comparison of Results of Operations for Fiscal Years Ended December 31, 1999 and 1998
Liquidity and Capital Resources
Principal Shareholders
Other Matters
Where You Can Find More Information
NetRadio Corporation
Report of Independent Auditors
Balance Sheets
Statements of Operations
Statement of Shareholders’ Equity
NetRadio Corporation
Statements of Cash Flows
Notes to Financial Statements
APPENDIX A

APPENDIX B

SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement including the appendices to fully understand the proposals.

The Parties Involved

NetRadio Corporation

     NetRadio is a media company that is the leading online distributor of originally programmed audio entertainment over the Internet through NetRadio’s website, NetRadio.com. NetRadio.com provides more than 80 channels of music and information, 24 hours a day, seven days a week. Visitors to the site can access music, news and information within NetRadio.com’s 16 music genres. Approximately 1-3 million unique guests visit NetRadio.com several times per month. NetRadio’s principal office is located at 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344.

The Advisory Board

     The Advisory Board is a New York corporation that was formed to make investments in technology, media, real estate companies and related transactions. The Advisory Board has relationships with wealthy private family home offices, venture funds, and financial institutions.

     The main principal of The Advisory Board is Lawrence J. Selevan who serves as the Chairman of the Board of Directors. Mr. Selevan has a 25 year experience in investing as a merchant banker and investment banker. As a principal, investment banker and merchant banker, Mr. Selevan has expertise in capital formation, capital structuring plus raising, as well as strategic advisory work in mergers and acquisitions, debt restructuring, and turnarounds of private and public companies.

     The Advisory Board’s principal office is located at 310 East 44th Street, New York, New York 10017.

The Special Meeting of Shareholders

•	Place, Date and Time. The special meeting will be held at our principal office, located at 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344, at a.m., local time, on , 2001.

•	Proposals. At the special meeting, you will be asked to consider and vote upon the following proposals:

	1.	To approve the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 outstanding indebtedness or ours;

	2.	To approve an amendment to our articles of incorporation to:

• increase the number of our authorized shares of preferred stock to 25 million shares and common stock to 50 million shares; and

• make the Control Share Acquisition Statute, Section 302A.671, of the Minnesota Business Corporation Act inapplicable to us.

	3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of our common stock you own of record as of , 2001, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on August 31, 2001, there were 2,240,300 shares of our common stock outstanding held by approximately shareholders of record.

•	What Vote is Required for Adoption of the Proposals. Each share of our common stock is entitled to one vote on all matters to come before the special meeting. The NetRadio common stock constitutes the only outstanding class of our capital stock. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the special meeting. Shares as to which the holder has abstained on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and, for purposes of determining the approval of each matter as to which the shareholder has abstained, as having not been voted in favor of such matter. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. As of August 31, 2001, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares and have advised us that they intend to vote their shares in favor of the above proposed matters. Accordingly, by virtue of Navarre’s and ValueVision’s ownership in our common stock, the above proposed matters will be adopted without the vote of any other shareholders of NetRadio.

•	Procedure for Voting. You can vote your shares by attending the special meeting and voting in person or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise our secretary in writing, or deliver a new proxy dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

•	Board of Directors Recommendation. A committee of disinterested directors of the board of directors and your board of directors have unanimously determined that the proposals outlined above are in our best interest and the best interest of our shareholders and unanimously recommend that you vote for both proposals.

Securities Purchase Agreement

     Navarre agreed to sell 1,043,320 shares and ValueVision agreed to sell 318,334 shares of our common stock to The Advisory Board for $1.05 per share. In connection with the transaction, Navarre also agreed to sell to The Advisory Board a promissory note representing $3,096,827 of outstanding indebtedness due March 31, 2002 that we owe to Navarre for $1.1 million. We agreed with The Advisory Board to convert the $3,096,827 outstanding principal balance into 2,949,359 shares of our common stock at a conversion price of $1.05 per share.

     We also agreed to create a series A convertible preferred stock to sell to The Advisory Board at $1.05 per share, in an amount sufficient for us to have a $7 million cash balance for working capital and other operational needs. The Advisory Board has also agreed to purchase, from time to time, additional shares of series A convertible preferred stock to help us maintain the $7 million cash balance, up to a maximum investment of $10 million, which we expect will facilitate compliance with The Nasdaq SmallCap Market’s continued listing standards. The series A convertible preferred stock is convertible into our common stock at any time at the original purchase price or if three years have past, then the series A convertible preferred stock will be automatically converted into common stock at the lesser of 200% of the original purchase price or 100% of the 30 day average trading price prior to the date of conversion.

Stock Option Agreement

     The Advisory Board also agreed to grant Navarre an option to purchase up to 208,664 shares of our common stock and to grant to ValueVision an option to purchase up to 63,667 shares of our common stock. Each option is exercisable for a period of 3 years from the date of grant at an exercise price of $1.05 per share.

Series A Convertible Preferred Stock Agreement

Type of Security and Amount of Investment

     The Advisory Board has agreed to purchase, and we have agreed to sell, a number of shares of series A convertible preferred stock at a purchase price of $1.05 per share. In addition, The Advisory Board has agreed to purchase or cause to be purchased from time to time additional shares of series A convertible preferred stock, up to a maximum investment of $10 million, to enable us to maintain the $7 million cash balance.

Price

     We have agreed to sell shares of series A convertible preferred stock to The Advisory Board for an initial price of $1.05. During the subsequent purchases by The Advisory Board, the price of each share of series A convertible preferred stock will be based on the average of the closing prices of our common stock for a period of 30 trading days ending on the second business day prior to the date of us issuing the series A convertible preferred stock.

Rights, Preferences, Privileges and Restrictions

•	Dividends. The series A convertible preferred stock will have an annual 8% cumulative dividend, payable as the board of directors determines. The dividends accrue on a quarterly basis and will be paid prior to and in preference to any other dividends. We may choose to pay the dividends in cash, common stock or additional shares of preferred stock.

•	Liquidation Preference. If we choose to liquidate, dissolve or wind-up, we will pay any proceeds first to the holders of shares of series A convertible preferred stock in an amount equal to the original purchase price plus any accrued but unpaid dividends on each share of series A convertible preferred stock.

•	Conversion. Holders of series A convertible preferred stock will have the right to convert their shares of series A convertible preferred stock into shares of our common stock at any time, at a conversion rate equal to their initial purchase price. After 3 years from closing, any outstanding shares of series A convertible preferred stock will automatically convert into shares of our common stock at a conversion rate equal to the lesser of either 200% of the original purchase price of the shares of series A convertible preferred stock, or 100% of the average closing stock price for our shares of common stock for the prior 30 trading days ending the second trading day before the date of conversion.

•	Voting Rights. Shares of series A convertible preferred stock also votes on an as-converted basis, but also has a class vote as provided by law.

Interests of Directors and Officers in the Transaction and Conversion that Differ From Your Interests

     Some of our directors and officers have interests in the transaction that are different from, or are in addition to, their interests as shareholders in NetRadio. Eric Paulson and Charles Cheney are directors of ours and executive officers and directors of Navarre. Gene McCaffery is a director of ours and an executive officer and chairman of the board of directors of ValueVision. Our board of directors knew about these additional interests and considered them when they approved the transaction.

Appraisal Rights

     Under Minnesota law, our shareholders are not entitled to any appraisal rights in connection with the transaction discussed above.

NetRadio Stock Price

     Our shares of common stock are traded on The Nasdaq SmallCap Market under the symbol “NETRC.” On                               , 2001, the closing sales price was $          per share. You are encouraged to obtain more recent market information relating to the closing sales price for our common stock.

Board Recommendation

     Your board of directors has unanimously approved the proposals outlined above and recommends that you vote FOR the proposals.

Contact Information

     If you have any questions regarding the proposals or any other matters discussed in this proxy statement or if you would like additional information, please contact:

     NetRadio Corporation
     10025 Valley View Road, Suite 190
     Eden Prairie, Minnesota 55344
     Attention: Secretary
     Facsimile: (952) 259-6700

SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data should be read in conjunction with our consolidated financial statements and related notes thereto and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement. The statements of income data for the six months ending June 30, 2001 and 2000 and for each of the three years ended December 31, 2000, 1999 and 1998, and the balance sheet data for the six months ending June 30, 2001 and 2000, and each of the two years ended December 31, 2000 and 1999, are derived from our financial statements, which are included elsewhere in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

SELECTED STATEMENTS OF
OPERATIONS DATA	Six Months Ending June 30,		Fiscal Year Ended December 31,
	2001	2000	2000	1999	1998

Total net revenues	$278,266	$1,181,059	$2,067,083	$1,448,856	$255,062

Net loss	$(4,454,044)	$(8,439,111)	$(16,343,679)	$(14,998,210)	$(3,976,683)

Loss per share – basic and diluted	$(1.99)	$(3.79)	$(1.63)	$(2.21)	$(.67)

SELECTED BALANCE SHEET DATA	Six Months
	Ended	Fiscal Years Ended
	June 30,	December 31,
	2001	2000	1999

Cash and cash equivalents and short-term investments	$6,219,643	$11,523,299	$29,567,441

Total assets	9,996,141	16,342,741	33,781,105

Total current liabilities	5,212,629	12,627,809	4,126,281

Note payable	3,096,827	9,596,827	9,596,827

Total shareholders’ equity	4,783,512	3,714,932	19,968,367

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of ours as well as information relating to the proposals. There are forward-looking statements throughout this proxy statement, including, among others, in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and except as required by applicable law, we assume no obligation to update any forward-looking statements to reflect future events or developments occurring after the date on which any of those statements is made.

     In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our ability to generate revenue from a new and unproven business model;

•	the incurrence of operating losses;

•	the necessity to obtain additional financing to achieve our strategic business objectives;

•	the fluctuation of advertising and subscription revenues;

•	continued listing of our common stock on the Nasdaq SmallCap Market;

•	our ability to expand our technical capacity;

•	competition; and

•	other risks and uncertainties, including those described from time to time in our reports filed with the Securities and Exchange Commission.

THE SPECIAL MEETING OF NETRADIO SHAREHOLDERS

Place, Date, Time and Purpose of the Special Meeting

     The special meeting will be held at our principal office, located at 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344, on                     , 2001 at           a.m. The purpose of the special meeting is to consider and vote on the following proposals:

1.	To approve the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 outstanding indebtedness of ours;

2.	To approve an amendment to our articles of incorporation to:

•	increase the number of our authorized shares of preferred stock to 25 million shares and common stock to 50 million shares; and

•	make the Control Share Acquisition Statute, Section 302A.671, of the Minnesota Business Corporation Act inapplicable to us.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     Your board of directors has determined that the proposals outlined above are in the best interests of NetRadio and its shareholders, has unanimously approved the above proposals and recommends that you vote “FOR” the adoption of the above matters.

Who Can Vote at the Special Meeting

     Only the holders of record of our common stock as of the close of business on                          , 2001, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on August 31, 2001, there were 2,240,300 shares of our common stock outstanding held by approximately                     shareholders of record.

Vote Required

     Each share of our common stock is entitled to one vote on all matters to come before the special meeting. The NetRadio common stock constitutes the only outstanding class of our capital stock. Shares as to which the holder has abstained on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and, for purposes of determining the approval of each matter as to which the shareholder has abstained, as having not been voted in favor of such matter. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. As of August 31, 2001, Navarre and ValueVision owned 1,361,654 shares of our common stock, or approximately 60% of our outstanding shares and have advised us that they intend to vote all of their shares in favor of the above proposed matters. Accordingly, by virtue of Navarre’s and ValueVision’s ownership of our common stock, the above proposed matters will be adopted without the vote of any other shareholders of NetRadio.

     The holders of a majority of the outstanding shares of our common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting.

Voting by Proxy

     This proxy statement is being sent to you on behalf of your board of directors for the purpose of requesting that you allow your shares of common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the meeting by proxies voted or by properly executed proxies will be voted in accordance with the instructions indicated on that proxy. If you vote or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by your board of directors. Your board of directors recommends a vote “FOR” adoption of the proposals.

     The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. However, no proxy voted against the proposals will be voted in favor of an adjournment or postponement to solicit additional votes in favor of adoption of the proposals. We do not know of any matter to be presented at the meeting other than the proposals outlined above.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise our secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

     If your NetRadio common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Please see the instruction form that accompanies this proxy statement.

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE TRANSACTION

     The following describes some aspects of the transaction. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the transaction fully, and for a more complete description of the legal terms of the transaction, you are urged to read the securities purchase agreement attached as Appendix A and the option agreement attached as Appendix B to this proxy statement, which are incorporated by reference.

General

     On August 30, 2001 two of our shareholders, Navarre Corporation and ValueVision International, Inc., entered into a securities purchase agreement to sell the shares of our common stock that they hold, representing approximately 60% of our outstanding shares, to The Advisory Board, a New York based media company, at a price per share of $1.05. Navarre also agreed to sell a promissory note representing approximately $3.1 million of outstanding indebtedness that we owed to Navarre to The Advisory Board for $1.1 million. We agreed with The Advisory Board to convert this indebtedness into shares of our common stock at a conversion rate of $1.05 per share. Further, in connection with the transaction as well, The Advisory Board agreed to purchase shares of a newly created series A convertible preferred stock of ours in amounts sufficient for us to maintain a cash balance of $7 million. In addition, as a condition of closing of the transactions contemplated by the securities purchase agreement, The Advisory Board agreed to grant Navarre an option to purchase up to 208,664 shares of our common stock and to grant ValueVision an option to purchase up to 63,667 shares of our common stock. Each option is exercisable for a period of 3 years from closing at an exercise price of $1.05 per share.

NetRadio Reasons for the Transaction

     In reaching the decision to approve the transaction, the committee of independent directors of the board of directors and our board of directors each considered a number of factors, including the following:

•	The need for additional cash resources at a critical period in our development as a company;

•	Maintaining compliance with The Nasdaq SmallCap Market’s continued listing standards;

•	The desire to support strategic initiatives to build a revenue generating business; and

•	Improving our financial condition by converting outstanding indebtedness into shares of common stock.

     The committee and our board of directors did not find it practical to, and did not quantify or otherwise assign relative weights to the specific factors considered by it. The determination was made after consideration of all of the factors as a whole.

     For the reasons discussed above, the committee of independent directors of the board of directors and our board of directors unanimously approved the transaction and unanimously recommend that you vote “FOR” approval of the proposals outlined in this proxy statement.

The Advisory Board Reasons for the Transaction

     In reaching the decision to approve the transaction, The Advisory Board considered a number of factors, including the following:

     The Advisory Board’s strategic technology investors are providing capital for The Advisory Board to complete the Transaction and a contract to provide extremely reduced outsourcing costs for hosting and streaming to NetRadio after the closing. As a result, The Advisory Board estimates that the burn rate of NetRadio can be reduced from the present $500,000 monthly to substantially below $250,000 monthly.

     Using the $5 million of existing NetRadio cash and new cash equity lines for another $10 million, new management intends to pursue several other internet radio and multimedia content providers to be consolidated and rolled-up into NetRadio, although there can be no assurance that management will be able to successfully execute this strategy. No negotiations have commenced with respect to any additional acquisitions.

     The Advisory Board believes that NetRadio is one of the largest users of streaming and hosting on the internet today. All additional costs regarding streaming and hosting on the internet, The Advisory Board believes, will add only minimal investment costs compared to the returns The Advisory Board expects NetRadio to achieve by pursuing this strategy. The Advisory Board believes that this roll-up strategy will increase the gross sales and net revenue of NetRadio, with only minimal increased costs to NetRadio.

     Mr. Selevan, who serves as the chairman of The Advisory Board’s board of directors, has twenty-five years of experience in mergers and acquisitions, as well as related activity.

     The Advisory Board did not find it practical to, and did not quantify or otherwise assign relative weights to the specific factors considered by it. The determination was made after consideration of all the factors as a whole.

When the Transaction will be completed

     We are working to complete the transaction as soon as possible, following the special meeting, satisfaction of other requirements, including the conditions discussed in “The Securities Purchase Agreement – Conditions to Completing the Transaction.”

Interests of Directors and Officers in the Transaction that Differ From Your Interests

     Some of our directors and officers have interests in the transaction that are different from, or are in addition to, their interests as shareholders in NetRadio. Eric Paulson and Charles Cheney are directors of ours and executive officers and directors of Navarre. Gene McCaffery is a director of ours and an executive officer and chairman of the board of directors of ValueVision. Our board of directors knew about these additional interests and considered them when they approved the transaction.

Appraisal Rights

     Under Minnesota law, our shareholders are not entitled to any appraisal rights in connection with the transaction discussed above.

THE SECURITIES PURCHASE AGREEMENT

     The following is a summary of the securities purchase agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the securities purchase agreement, which is incorporated by reference and attached to this proxy statement as Appendix A.

Sales of Shares by Navarre and ValueVision

     Navarre agreed to sell 1,043,320 shares and ValueVision agreed to sell 318,334 shares of our common stock to The Advisory Board for $1.05 per share. Navarre also agreed to sell to The Advisory Board its promissory note representing $3,096,827 of outstanding indebtedness, due March 31, 2002, that we owe to Navarre for $1.1 million. We agreed with The Advisory Board to convert the $3,096,827 outstanding principal balance into shares of our common stock at a conversion price of $1.05 per share.

     We also agreed to create a series A convertible preferred stock to sell to The Advisory Board at $1.05 per share, in an amount sufficient for us to have a $7 million cash balance at closing for working capital and other operational needs. The Advisory Board has also agreed to purchase, from time to time, additional shares of series A convertible preferred stock to help us maintain the $7 million cash balance, up to a maximum investment of $10 million. Outstanding shares of series A convertible preferred stock are convertible into shares of our common stock at any time at the original purchase price or if three years have past, then all outstanding shares of series A convertible preferred stock will be automatically converted into shares of common stock at the lesser of 200% of the original purchase price or 100% of the 30 day average trading price of our common stock prior to the date of conversion.

Escrow Deposit

     On or before September 29, 2001, The Advisory Board is required to deposit $150,000 into an escrow account, pursuant to a mutually agreed-upon escrow agreement between The Advisory Board, Navarre and ValueVision. The escrow amount will be paid to us, in the event that The Advisory Board terminates the securities purchase agreement pursuant to its terms, unless any of the following occur, in which case, the escrow amount will be paid to The Advisory Board:

•	the securities purchase agreement is terminated by either mutual consent of The Advisory Board, on the one hand and Navarre, ValueVision and us, on the other;

•	if the securities purchase agreement is terminated by either The Advisory Board or Navarre, ValueVision and us because our board of directors received and approved a bona fide proposal for a merger, acquisition, recapitalization, issuance of stock or sale of assets involving us that our board of directors determined in good faith would be more favorable to us and our shareholders than the transactions contemplated by the securities purchase agreement; or

•	The Advisory Board terminates the securities purchase agreement because of a material misrepresentation, breach of warranty or breach of covenant on the part of Navarre, ValueVision or us in the representations, warranties and covenants set forth in the securities purchase agreement which, if capable of cure, has not been cured within 30 days following notice of the breach by The Advisory Board.

     The escrow amount will be paid to Navarre and applied to the purchase price of the 1,043,320 shares of our common stock sold to and purchased by The Advisory Board at closing of the transactions contemplated by the securities purchase agreement.

Representations and Warranties

     We, The Advisory Board, Navarre and ValueVision each made a number of representations and warranties in the securities purchase agreement regarding our authority to enter into the securities purchase agreement and to consummate the other transactions contemplated by the securities purchase agreement, and with regard to aspects or each party’s business, financial condition, structure and other facts pertinent to the transaction. Once the transaction has been completed, the representations and warranties do not have any legal force or effect.

     The representations and warranties given by each of the parties are as follows:

     NetRadio

•	Corporate status, power and authority;

•	Execution, delivery and enforceability;

•	No conflict with articles of incorporation, bylaws, certain contracts or applicable law;

•	Required consents and approvals;

•	Capitalization;

•	Valid issuance of our stock in connection with the conversion;

•	Reports with the Securities and Exchange Commission;

•	Availability of our articles of incorporation and bylaws;

•	No interest in or portion of any subsidiary;

•	Financial statements;

•	Lack of any material adverse change since December 31, 2000;

•	Finders, brokers or commissions for the transaction; and

•	Inapplicability of the Business Combinations statute, Section 302A.673 of the Minnesota Business Corporations Act.

     Navarre and ValueVision

•	Corporate status, power and authority;

•	Execution, delivery and enforceability;

•	No conflict with articles of incorporation, bylaws, certain contracts or applicable law;

•	Required consents and approvals;

•	Title to the securities; and

•	Finders, brokers or commissions for the transaction.

     The Advisory Board

•	Corporate status, power and authority;

•	No conflict with articles of incorporation, bylaws, certain contracts or applicable law;

•	Required consents and approvals;

•	Enforceability of the transaction against The Advisory Board;

•	Investment intent under the Securities Act or any applicable state securities law;

•	Awareness of the fluctuation in our stock price;

•	Sufficient financing to pay for the securities sold in the transaction; and

•	Finders, brokers or commissions for the transaction.

     The representations and warranties in the securities purchase agreement are complicated and not easily summarized. You are urged to carefully read the articles in the securities purchase agreement entitled “Representations and Warranties of Issuer,” Representations and Warranties of Shareholders” and “Representations and Warranties of Investor.”

Concept of Material Adverse Change or Effect

     Many of the representations and warranties contained in the securities purchase agreement are qualified by the concept of “material adverse change or effect.” This concept also applies to some of the covenants and conditions to the securities purchase agreement. For purposes of the securities purchase agreement, the concept of “material adverse change or effect” means a change or effect, in the condition, financial or otherwise, of the properties, assets, results of operations, business or prospects, which change or effect, individually or in the aggregate, with other such changes or effects is materially adverse to such condition, properties, assets, results of operations, business or prospects.

Covenants

     In addition to the above representations and warranties, the parties agreed to the following:

•	Equity Investment Agreement and continued Nasdaq listing. The Advisory Board agreed to use its best efforts to maintain our listing on The Nasdaq SmallCap Market. The Advisory Board agreed to purchase a number of shares of series A convertible preferred stock in an amount sufficient for us to have a $7 million cash balance for working capital and other operation needs and, in addition, to make additional purchases up to a maximum amount of $10 million of the series A convertible preferred stock from time to time.

•	Shareholder Approval. We agreed to take all action necessary to seek and obtain shareholder approval of the issuance of common stock, upon the conversion of our outstanding indebtedness, and approval of our amendment to our articles of incorporation to increase the number of authorized shares of preferred stock and common stock and making the Minnesota Control Share Acquisition Statute inapplicable to us.

•	Option. The Advisory Board agreed to grant to each of Navarre and ValueVision an option to purchase up to 20% of the number of our shares of common stock that they sold to The Advisory Board in the transaction.

•	Other. We also agreed to various other covenants necessary to complete the transaction and to facilitate the conversion, which are outlined in the securities purchase agreement, including outsourcing streaming media capabilities and other services, making appropriate and timely governmental and regulatory notifications and filings and cooperating with the other parties to effectuate and carry out the terms of the transaction.

Conditions to Completing the Transaction

     The completion of the transaction depends on a number of conditions being satisfied, including the following:

•	amending our articles of incorporation to make the Minnesota Control Share Acquisition Statute inapplicable;

•	amending our articles of incorporation to increase the number of authorized shares of preferred stock and common stock;

•	the absence of any legal restraint blocking the contemplated proposals;

•	Ours, Navarre’s and ValueVision’s representations and warranties to The Advisory Board, as set forth in the securities purchase agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on us or our shares;

•	The Advisory Board’s representations and warranties to us, Navarre and ValueVision, as set forth in the securities purchase agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on The Advisory Board;

•	We, Navarre and ValueVision have performed in all material respects all obligations required to be performed by each of us under the securities purchase agreement at or prior to the closing of the transaction; and

•	The Advisory Board has performed in all material respects all obligations required to be performed by it under the securities purchase agreement at or prior to the closing of the transaction.

     If the law permits, either we, Navarre, ValueVision or The Advisory Board could choose to waive a condition to our or their obligation to complete the transaction even though that condition has not been satisfied.

Termination of the Securities Purchase Agreement

     The transaction may be terminated at any time before the completion of the transaction, as summarized below:

•	by mutual consent of The Advisory Board, on the one hand and Navarre, ValueVision and us, on the other;

•	by The Advisory Board or Navarre, ValueVision and us if there has been a material misrepresentation, breach of warranty or breach of covenant;

•	by either The Advisory Board, on the one hand, or Navarre, ValueVision or us, on the other, if the transactions contemplated by the securities purchase agreement have not been consummated by October 31, 2001;

•	by either The Advisory Board or Navarre, ValueVision and us if, after August 30, 2001, our board of directors shall have received and approved a bona fide proposal for any merger, acquisition, recapitalization, issuance of stock or sale of assets involving us, which we have determined in good faith would be more favorable to us and our shareholders than the transactions contemplated by the securities purchase agreement; and

•	immediately, by Navarre, ValueVision and us, if The Advisory Board fails to deposit the escrow by September 29, 2001, pursuant to the terms of the securities purchase agreement.

     If in the event of termination of the securities purchase agreement by any party, all provisions of the securities purchase agreement shall terminate and there shall be no liability on the part of us. The Advisory Board, Navarre or ValueVision, or any of the parties’ respective shareholders, officers or directors, except for those provisions in the securities purchase agreement discussing public announcements, expenses, and governing law, in addition to each party being continually liable for their willful or fraudulent breaches of the securities purchase agreement prior to such termination.

Stock Option Agreement

     This summary is a summary of the stock option agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the stock option agreement, which is incorporated by reference and attached to this proxy statement as Appendix B.

The Option

     As a condition of closing of the transactions contemplated by the securities purchase agreement, The Advisory Board agreed to grant to Navarre an option to purchase up to 208,664 shares of our common stock and to grant to ValueVision an option to purchase up to 63,667 shares of our common stock. Each option must be exercised for at least 50,000 shares of our common stock, unless the total remaining number of option shares is less than 50,000 shares, in which case, the option must be exercised for all of the remaining option shares.

Option Exercise Price

     Each option is exercisable for a period of 3 years the date of grant at an exercise price of $1.05 per share.

Change In Control

     The stock option agreement contains a “change of control” provision. For purposes of the stock option agreement, “change in control” means:

•	the sale, lease, exchange or other transfer of all or substantially all of our assets, in one transaction or in a series of related transactions, to a corporation that is not controlled by us;

•	the approval by our shareholders of any plan or proposal for the liquidation or dissolution of us;

•	a change in control of us of a nature that would be required to be reported pursuant to the rules and regulations of the Securities and Exchange Act of 1934;

•	when any person becomes the beneficial owner, directly or indirectly, of 40% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at an election of directors; or

•	when individuals who constitute our board of directors as of closing, cease for any reason to constitute at least a majority thereof, unless the new directors were elected by a majority vote by the current board of directors, which then the new directors will not be considered for purposes of the change of control.

     If a change in control occurs, the option described above shall remain immediately exercisable in full until three years from the closing date, and The Advisory Board will also take any and all action necessary to cause the option to be exercisable for interests in any successor entity, with any adjustments necessary so as to preserve for Navarre and ValueVision the benefits that each of them would have received had their option been exercised immediately prior to the events constituting a change in control.

Restrictions on Transfer

     The Advisory Board agreed to deposit into an escrow account the shares of NetRadio common stock that it will own which will be subject to the options to be granted to Navarre and ValueVision. The option or the option shares may only be transferred by The Advisory Board to a third party with the written consent of either Navarre or ValueVision, as applicable. Any third party transferee must agree in writing to assume The Advisory Board’s duties and obligations under the stock option agreement. Both Navarre and ValueVision may transfer their option upon giving written notice to The Advisory Board, providing that the transfer does not violate the Securities Act of 1933. Any attempt to transfer or encumber the option or the option shares other than in accordance with the stock option agreement will be null and void.

Series A Convertible Preferred Stock Agreement

     This summary outlines the basic terms of the series A convertible preferred stock.

Type of Security, Amount of Investment and Price

     At the closing of the transaction, The Advisory Board has agreed to purchase, or cause to be purchased, a number of shares of series A convertible preferred stock, sufficient for us to have a $7 million cash balance. The Advisory Board has also agreed to purchase, or cause to be purchased from time to time, additional shares of series A convertible preferred stock, up to a maximum investment of $10 million, for us to maintain a $7 million cash balance. We will use the proceeds from these stock sales for working capital and other operational needs.

     We have agreed to sell shares of series A convertible preferred stock to The Advisory Board at closing for a price per share of $1.05. Additional purchases of shares of series A convertible preferred stock will be based on the average of the closing prices of our common stock for a period of 30 trading days ending on the second business day prior to the date of issuing the shares of series A convertible preferred stock.

Rights, Preferences, Privileges and Restrictions

•	Dividends. Shares of series A convertible preferred stock will have an annual 8% cumulative dividend, payable as the board of directors determines. The dividends accrue on a quarterly basis and will be paid prior to and in preference to any other dividends. For any other dividends or distributions, shares of series A convertible preferred stock will be treated like shares of our common stock on an as-converted basis. We may choose to pay the dividends in cash, common stock or additional shares of series A convertible preferred stock.

•	Liquidation Preference. If we choose to liquidate, dissolve or wind-up, we will pay any proceeds first to the holders of shares of series A convertible preferred stock in an amount equal to the original purchase price plus any accrued but unpaid dividends on each share of series A convertible preferred stock.

•	Conversion. Holders of shares of series A convertible preferred stock will have the right to convert their shares into shares of our common stock at any time at a conversion rate equal to the initial purchase price. After 3 years from closing, any outstanding shares of series A convertible preferred stock will automatically convert into shares of our common stock at a conversion rate equal to the lesser of either 200% of the original purchase price of the shares of series A convertible preferred stock, or 100% of the average closing stock price for our shares of common stock for the prior 30 trading days ending the second trading day before the date of conversion.

•	Voting. Shares of series A convertible preferred stock vote on an as-converted basis, but also have a class vote as provided by law.

THE PROPOSALS

ITEM 1.
TO APPROVE THE ISSUANCE OF 2,949,359 SHARES OF OUR COMMON STOCK, WHICH ARE
ISSUABLE UPON CONVERSION OF $3,096,827 OUTSTANDING INDEBTEDNESS.

     The approval of the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 from the outstanding indebtedness we owe is required by the Nasdaq SmallCap Market corporate governance rules.

Vote Required

     A vote for the proposed amendment requires the affirmative vote of the holders of a majority of the voting power of the common stock present and entitled to vote. Your board of directors recommends that you vote for the amendment. Please see “The Transaction — NetRadio Reasons for the Transaction” for a description of the reasons your board of directors recommends approving the share issuance.

ITEM 2.
APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO:

•	INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 25 MILLION SHARES AND COMMON STOCK TO 50 MILLION SHARES; AND

•	MAKE THE CONTROL SHARE ACQUISITION STATUTE, SECTION 302A.671, OF THE MINNESOTA BUSINESS CORPORATION ACT INAPPLICABLE.

ITEM 2(a): To amend our articles of incorporation to increase the number of authorized shares of preferred stock to 25 million shares and common stock to 50 million shares.

Introduction

     Article VI of our articles of incorporation gives us the authority to issue 13,333,333 shares of all classes of stock in the aggregate as follows: 11,111,111 shares of common stock and 2,222,222 shares of preferred stock. Your management and board of directors recommend that you amend article VI of our articles of incorporation to increase the number of authorized shares of common stock to 50 million and the number of authorized shares of preferred stock to 25 million. This will increase the aggregate number of shares of all classes of stock that we may issue to 75 million shares.

     Of our 11,111,111 shares of common stock now authorized for issuance, 2,240,300 shares were issued and outstanding as of August 31, 2001, and an additional 477,783 shares of common stock were reserved to be issued under our stock option plans. Therefore, we have only 8,393,028 shares authorized but unissued, unreserved and uncommitted shares of common stock available for issuance. Of our 2,222,222 shares of preferred stock now authorized for issuance, no shares were issued and outstanding as of August 31, 2001.

     At the special meeting you will be asked to consider and vote upon the following proposed amendment to article VI of our articles of incorporation:

RESOLVED, that our articles of incorporation are hereby amended as follows:

The second sentence of subparagraph (a) of article VI is hereby amended to reads as follows:

“The total number of shares which the corporation is authorized to issue is 75 million shares, of which 50 million shares shall be Common Stock and 25 million shares shall be Preferred Stock, all of which shall be no par value per share.”

Reasons for the Amendment

     Your management and board of directors believe that it is desirable to increase the number of authorized shares of common stock and preferred stock, as recommended above, to enable us to issue additional shares of stock contemplated by the transactions described in “The Transaction.” An increase will also allow us greater flexibility to use stock for future acquisitions, issue stock and stock options under employee benefit plans, issue stock for other general corporate purposes, to effect stock splits and to issue stock dividends that may be declared in the future.

Vote Required

     A vote for the proposed amendment requires the affirmative vote of the holders of a majority of the voting power of the common stock present and entitled to vote. Your board of directors recommends that you vote for the amendment.

ITEM 2(b): To amend our articles of incorporation to make the Control Share Acquisition Statute, section 302A.671, of the Minnesota Business Corporation Act inapplicable.

Introduction

     At the special meeting, you will be asked to consider and vote on the following proposed amendment to our articles of incorporation:

RESOLVED, that our articles of incorporation, as amended to date, be amended by adding Article XI to read in its entirety as follows:

Article XI. Minnesota Control Share Acquisition Act. The Corporation shall not be subject to the provisions of the Minnesota Control Share Acquisition Act (Minnesota Statutes, Section 302A.671), or any successor provision.

     Your board of directors believes that opting out of Minnesota’s Control Share Acquisition Act is in the best interest of NetRadio and its shareholders. The amendment is necessary, because under the Minnesota Business Corporation Act, unless our articles or bylaws provide otherwise, the Control Share Acquisition Act applies to us.

Reasons for the Amendment

     The Control Share Acquisition Act requires that, unless otherwise provided in our articles of incorporation or bylaws approved by our shareholders, any person who makes an acquisition of shares from another NetRadio shareholder that would result in that person owning shares in excess of various ownership ranges (more than 20% but less than 33-1/3%; between 33-1/3% and 50%; and in excess of 50%) must deliver an information statement to us describing their identity and background, the number and class of any shares of NetRadio held by them and the terms of their acquisition or proposed acquisition. Furthermore, any shares acquired by the acquiring person in excess of the prescribed ranges have no voting power until the other shareholders approve a resolution granting voting rights to the shares acquired in the control share acquisition.

     The application of this act to us could result in unnecessary delays and expense and inadvertent or unintended consequences in the event that the outstanding shares of our capital stock are transferred between or among our principal shareholders. The validity of some corporate actions requiring shareholder approval could also be called into question if issues arose regarding the ability of some of our significant shareholders to vote all or part of their holdings.

     The Control Share Acquisition Act allows companies to opt out of these provisions by a vote of the shareholders. Accordingly, you are being asked to approve an amendment to our articles of incorporation that will opt us out of the provisions of the Control Share Acquisition Act.

     If this proposal is approved by the required vote of the NetRadio shareholders, our articles of incorporation shall be so amended, and any subsequent “control share acquisition” of shares of our common stock, transferring any percentage of the common stock, including from Navarre and ValueVision to The Advisory Board pursuant to the buy-sell provisions contained in the securities purchase agreement and its anticipated conversion of the Navarre note described above, or otherwise, or any other party, may be transferred at any time in the future without additional shareholder vote or approval and without violating any provision of our articles of incorporation or Minnesota law.

     If this proposal is not approved, any subsequent “control share acquisition” of shares of common stock will require a vote of our shareholders.

Vote Required

     A vote for the proposed amendment requires the affirmative vote of the holders of a majority of the voting power of the common stock present and entitled to vote. Your board of directors recommends that you vote for the amendment.

ITEM 3.
OTHER BUSINESS

     Your board of directors does not intend to present any business at the special meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the special meeting. If any other matters are brought before the special meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of NetRadio and its shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board of directors did not have knowledge a reasonable time before we printed and mailed these proxy materials.

MARKET PRICE OF NETRADIO COMMON STOCK

     Our common sock is traded on The Nasdaq SmallCap Market under the symbol “NETRC,” since its initial public offering in October 1999. As of                          , 2001, our common stock was held by approximately                holders of record and an estimated                additional beneficial owners. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as reported by Nasdaq for the period indicated. These prices reflect inter-dealer prices, without retail mark-up or mark-down or commissions and give effect to a one-for-four and one-half reverse stock split, which was effected on June 14, 2001. We have paid no dividends and do not expect to in the foreseeable future.

		High	Low

		(in U.S. $)
1999:

	Fourth Quarter	$63.00	$29.84

2000:

	First Quarter	$40.50	$18.59

	Second Quarter	$21.38	$8.46

	Third Quarter	$22.50	$6.21

	Fourth Quarter	$6.75	$0.72

2001:

	First Quarter	$3.94	$0.84

	Second Quarter	$2.53	$0.57

	Third Quarter (through September 4, 2001)	$1.95	$0.63

     The closing market price per share of our common stock on                , 2001, was U.S. $          . On                     , 2001, which is the latest practicable date prior to the printing of this proxy statement, the closing price was U.S. $          .

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
OF NETRADIO CORPORATION

The following selected historical consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement. The statements of income data for the six months ending June 30, 2001 and 2000 and for each of the three years ended December 31, 2000, 1999 and 1998, and the balance sheet data for the six months ending June 30, 2001 and 2000, and each of the two years ended December 31, 2000 and 1999, are derived from our financial statements, which are included elsewhere in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

SELECTED STATEMENTS
OF OPERATIONS DATA	Six Months Ending June 30,		Fiscal Year Ended December 31,
	2001	2000	2000	1999	1998

Net revenues:

Internet advertising	$59,365	$433,636	$1,360,723	$764,712	$205,423

Product sales	218,901	747,423	706,360	684,144	49,639

Total net revenues	278,266	1,181,059	2,067,083	1,448,856	255,062

Costs and operating expenses:

Cost of product sales	45,346	400,334	650,087	645,625	64,825

Operations and technical support	3,045,261	5,167,050	9,332,825	7,368,185	1,635,160

Sales and marketing	872,062	2,726,296	5,869,271	4,430,063	273,426

General and administrative	890,870	1,558,912	2,921,746	3,253,668	2,234,451

Total operating expenses	4,853,539	9,852,592	18,773,929	15,697,541	4,207,862

Loss from operations	(4,575,273)	(8,671,533)	(16,706,846)	(14,248,685)	(3,952,800)

Net loss	$(4,454,044)	$(8,439,111)	$(16,343,679)	$(14,998,210)	$(3,976,683)

Loss per share – basic and diluted	$(1.99)	$(3.79)	$(1.63)	$(2.21)	$(.67)

Weighted average shares outstanding	2,240,300	2,224,531	10,038,453	6,787,995	5,899,167

SELECTED BALANCE SHEET DATA	Six Months	Fiscal Years Ended
	Ended June 30,	December 31,
	2001	2000	1999

Cash and cash equivalents and short-term investments	$6,219,643	$11,523,299	$29,567,441

Total assets	9,996,141	16,342,741	33,781,105

Total current liabilities	5,212,629	12,627,809	4,126,281

Note payable	3,096,827	9,596,827	9,596,827

Total shareholders’ equity	4,783,512	3,714,932	19,968,367

OUR MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     We are the leading broadcaster of originally programmed audio entertainment over the Internet through our Web site, www.netradio.com. During the period from our inception through June 30, 1999, we had insignificant revenues and were engaged primarily in developing infrastructure, assembling our management team, and establishing our audio channels. Our initial business model consisted of distributing coupons and other promotional material on behalf of third parties. Substantially all of our revenues prior to 1998 were derived from these activities. In January 1998, we decided to add e-commerce to our operations and to discontinue coupon and other promotional material distribution activities.

     Our current revenues are generated from sales of audio merchandise and Internet advertising. We are beginning to derive revenues, but do not currently derive substantial revenue, from our services to provide our B2B customers with co-branded players. Our Internet advertising revenues consist of banner advertisements placed on our Website, barter advertising, special promotional advertisements and audio and video advertisements placed before and in our audio streams.

     We recognize banner advertising revenues over the period in which the advertisement is displayed on our Website. We recognize barter advertising by multiplying the contracted impression rate by the amount of monthly impressions served until the contracted amount of impressions is completely depleted. The contracted impression rate is comparable to rates realized in sales of advertising to other third parties. We derive promotional advertising revenues from product or artist related promotions, and recognize these revenues over the term of the promotion. We derive audio and video advertising revenues from the sale of advertising spots, and recognize these revenues when the audio or video advertisement is broadcast.

     In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results, including gross margin and operating margin, are not necessarily meaningful and should not be relied upon as indicators of our future performance.

Comparison of Results of Operations for the Six Months Ended June 30, 2001 and 2000

Net Revenues

     Our net revenues consist of Internet advertising revenues and product sales. Net revenues decreased to $76,000 for the three months ended June 30, 2001 from $616,000 for the three months ended June 30, 2000, an 88% decrease. Our net revenues decreased to $278,000 for the six months ended June 30, 2001 from $1,181,000 for the six months ended June 30, 2000, a 77% decrease. The decrease in revenues for both the three and six months ended June 30, 2001, over the prior year periods was due to the outsourcing of our e-commerce operations commencing March 2001 and an overall decrease in advertising as customers reduced discretionary spending in the slowing economy.

     Product Sales. Revenues for both the three and six months ended June 30, 2001 reflect the impact on product sales of outsourcing e-commerce operations to Amazon.com. Since March 2001, our product sales have consisted of commissions earned for products sold by Amazon.com to customers through a link from our web site. Prior to March 2001, product sales consisted of sales of audio merchandise, including shipping and handling costs. Last year, we received 100 percent of the revenues from product sales. Reported product revenues decreased by 99 percent to $4,000 for the three months ended June 30, 2001 from $210,000 for the three months ended June 30, 2000. Product sales for the six months ended June 30, 2001 were $59,000 compared with $434,000 for the six months ended June 30, 2000, a decrease of 87%.

     Internet Advertising. Our internet advertising revenues include audio, video and banner advertising sales. Internet advertising revenues for the three months ended June 30, 2001 were $72,000 compared to $406,000 for the three months ended June 30, 2000, a decrease of 83%. Internet advertising revenues for the six months ended June 30, 2001 were $219,000 compared to $747,000 for the six months ended June 30, 2000, a decrease of 71%. On a cash revenue basis, advertising revenues were down 83% and 65% for both the three and six months ended June 30, 2000, respectively. Advertising revenue included $40,000 and $145,000 of non-cash barter advertising for both the three and six months ended June 30, 2000, respectively. The decrease in advertising revenue for both the three and six months ended June 30, 2001, over the prior year periods was due to the industry-wide decrease in discretionary spending resulting from the slowdown in the U.S. economy.

Operating Expenses Cost of Revenues

     Cost of Revenues. Our costs of revenues decreased to $0 for the three months ended June 30, 2001 from $202,000 for the three months ended June 30, 2000. Cost of revenues decreased to $45,000 for the six months ended June 30, 2001 from $400,000 for the six months ended June 30, 2000. Cost of revenues primarily consists of the cost of audio merchandise that we sell, including fulfillment costs through third party vendors that ship directly to our customers. Costs of revenues for the quarter reflect the impact on product sales of outsourcing e-commerce operations to Amazon.com. The decrease in cost of revenue for the three and six months ended June 30, 2001 over the prior year periods was due to our outsourcing of the e-commerce operations. Prior to March 2001, we incurred costs associated with product sales, which were eliminated by the outsourcing arrangement.

     Operations and Technical Support. Our operations and technical support expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, e-commerce and technical support, software and content license fees, operating supplies and overhead. Operations and technical support expenses were $1,347,000 for the three months ended June 30, 2001, compared to $2,645,000 for the three months ended June 30, 2000, a decrease of 50%. Operations and technical support expenses were $3,045,000 for the six months ended June 30, 2001, compared to $5,167,000 for the six months ended June 30, 2000, a decrease of 42%. The decrease in operations and technical support expenses for both the three and six months ended June 30, 2001 over the prior year periods was due primarily to a decrease in bandwidth costs, eliminating paid advertising, outsourcing e-commerce operations, reducing headcount through attrition and reducing other administrative expenses.

     Sales and Marketing. Our sales and marketing expenses consist primarily of personnel expenses and costs associated with the sale of advertising and the marketing of our Website. Sales and marketing expenses were $381,000 for the three months ended June 30, 2001, compared to $1,220,000 for the three months ended June 30, 2000, a decrease of 69%. Sales and marketing expenses were $872,000 for the six months ended June 30, 2001, compared to $2,726,000 for the six months ended June 30, 2000, a decrease of 69%. The decrease in sales and marketing expenses for both the three and six months ended June 30, 2001 over the prior year periods was due to the elimination of advertising expenses.

     General and Administrative. Our general and administrative expenses consist primarily of administrative personnel expenses, professional fees and expenditures for facility costs. General and administrative expenses were $461,000 for the three months ended June 30, 2001, compared to $785,000 for the three months ended June 30, 2000, a decrease of 42%. General and administrative expenses were $891,000 for the six months ended June 30, 2001, compared to $1,559,000 for the month ended June 30, 2000, a decrease of 43%. The decrease in general and administrative expenses for the three months ended June 30, 2001, over the three months ended June 30, 2000, was due to a reduction in salary expense due to the September 2000 resignation of a corporate officer and a reduction in professional fees. The decrease in general and administrative expenses for the six months ended June 30, 2001, over the six months ended June 30, 2000, was due to goodwill being fully amortized in the period ended June 30, 2000, a reduction in salary expense due to the September 2000 resignation of a corporate officer, and a reduction in professional fees.

     Interest Expense. Interest expense for the three months ended June 30, 2001 was $63,000, compared to $235,000 for the three months ended June 30, 2000. Interest expense for the six months ended June 30, 2001 was $255,000, compared to $456,000 for the six months ended June 30, 2000. The decrease in interest expense for the three and six months ended June 30, 2001 over the prior year periods was due to a lower federal prime rate of interest, which positively impacts the interest due on the Navarre Note, and the $5.5 million forgiveness of debt by Navarre.

     Interest Income. Interest income for the three months ended June 30, 2001 was $84,000, compared to $328,000 for the three months ended June 30, 2000. Interest income for the six months ended June 30, 2001 was

$376,000, compared to $689,000 for the six months ended June 30, 2000. The decreases were due to a lower cash balance in the periods ended June 30, 2001, for use in earning interest through the purchases of investments in short- and long-term securities.

     Extraordinary Gain. In March 2001, we restructured our $9.6 million term note with Navarre. Under the terms of the restructuring, Navarre forgave $5.5 million of the principal amount in exchange for a $1 million prepayment by NetRadio. The $5.5 million forgiveness of debt resulted in an extraordinary gain.

Comparison of Results of Operations for Fiscal Years Ended December 31, 2000 and 1999

Net Revenues

     Net revenues increased to $2,067,000 in 2000, from $1,449,000 in 1999, a 43% increase and consisted primarily of product sales and Internet advertising revenues.

     Product Sales. Product sales increased to $706,000 in 2000, from $684,000 in 1999. Product sales in 2000 consisted of sales of audio merchandise, including shipping and handling costs.

     Internet Advertising. Internet advertising revenues in 2000 increased to $1,361,000 from $765,000 in 1999. Internet advertising revenues reflect audio, video and banner advertising as well as promotional advertising revenues. Included in these amounts were $156,000 and $245,000 of non-cash barter advertising for 2000 and 1999, respectively.

Operating Expenses

     Cost of Revenues. Cost of revenues include the cost of audio merchandise that we sell, including fulfillment costs through third party vendors that ship directly to our customers. Cost of revenues increased to $650,000 in 2000, from $646,000 in 1999. The increase in cost of revenues was due to the increase in our product sales.

     Operations and Technical Support. Operations and technical support expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, e-commerce and technical support, software and content license fees, operating supplies and overhead. Operations and technical support expenses were $9,333,000 in 2000 compared to $7,368,000 in 1999. The increase in operations and technical support expenses was due primarily to bandwidth costs and the building of technical and personnel infrastructure necessary to meet listener demand. We expect operations and technical support expenses to decrease in 2001 from 2000 due to a reduction in bandwidth costs.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel expenses associated with Internet advertising and the marketing of our Website. Sales and marketing expenses were $5,869,000 in 2000 compared to $4,430,000 in 1999. The increase in sales and marketing expenses due to higher advertising expenses incurred to grow our site traffic and continue building our brand. We expect sales and marketing expenses to decrease in 2001 from 2000 as we plan to reduce external advertising used to build brand awareness and site traffic and to focus on generating revenues from our existing site traffic.

     General and Administrative. General and administrative expenses consist primarily of administrative personnel expenses, professional fees and expenditures for facilities. General and administrative expenses were $2,922,000 in 2000 compared to $3,254,000 in 1999. In 1999 the company recognized $1,139,000 in non-cash compensation expense associated with the issuance of stock options to employees and directors with exercise prices below the estimated fair market value of our common stock on the date of grant, and the acceleration of vesting of stock options as part of an executive officer’s severance agreement. The increase of $800,000 in cash expenditures from 1999 to 2000 was due to increased personnel and professional fees. A portion of the increase was due to the accrual of severance obligations under an employment agreement for our former chief executive officer who resigned in September 2000. We expect our general and administrative expenses to decrease in 2001 from 2000 due to reductions in personnel costs, professional fees and office rent.

     Interest Expense. Interest expense in 2000 was $972,000 compared to $857,000 in 1999. The increase was due to interest expense associated with our term note with Navarre. In connection with our 1999 initial public offering, our borrowings, including accrued interest from Navarre, were restructured. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of this restructuring.

     Interest Income. Interest income in 2000 was $1,335,000 compared to $108,000 in 1999. The increase was due to interest from investments in short- and long-term securities purchased with the 1999 initial public offering proceeds.

Comparison of Results of Operations for Fiscal Years Ended December 31, 1999 and 1998

Net Revenues

     Net revenues increased to $1,449,000 in 1999, from $255,000 in 1998, a 468% increase and consisted primarily of product sales and Internet advertising revenues.

     Product Sales. Product sales increased to $684,000 in 1999, from $50,000 in 1998. Product sales in 1999 consisted of sales of audio merchandise, including shipping and handling costs. We began selling audio merchandise in the third quarter of 1998 when we opened our online store, CDPoint, which became fully operational in November 1998.

     Internet Advertising. Internet advertising revenues in 1999 were $765,000 compared to $205,000 in Internet advertising revenues in 1998. Internet advertising revenues reflect audio and banner advertising sales as well as promotional advertising revenues.

Operating Expenses

     Cost of Revenues. Cost of revenues include the cost of audio merchandise that we sell, including fulfillment costs through third party vendors that ship directly to our customers, and include costs incurred in connection with the development of specific advertising or promotional campaigns.

     Cost of revenues increased to $646,000 in 1999, from $65,000 in 1998. The increase in cost of revenues was due primarily to the increase in our product sales.

     Operations and Technical Support. Operations and technical support expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, e-commerce and technical support, software and content license fees, operating supplies and overhead. Operations and technical support expenses were $7,368,000 in 1999 compared to $1,635,000 in 1998. The increase in operations and technical support expenses was due primarily to bandwidth costs and the building of technical and personnel infrastructure necessary to meet listener demand and provide e-commerce opportunities to listeners.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel expenses associated with Internet advertising and the marketing of our Website. Sales and marketing expenses were $4,430,000 in 1999 compared to $273,000 in 1998. The increase in sales and marketing expenses was a result of our efforts to grow our unique visitor base and create brand awareness through advertising and public relations expenditures.

     General and Administrative. General and administrative expenses consist primarily of administrative personnel expenses, professional fees, goodwill amortization and expenditures for facility costs. General and administrative expenses were $3,254,000 in 1999 compared to $2,234,000 in 1998. Goodwill amortization recognized from Navarre’s acquisition of NetRadio Nevada amounted to $421,000 in 1999 and 1998. The increase in general and administrative expenses was due primarily to a recognition of $1,139,000 in non-cash compensation expense associated with the issuance of stock options to employees and directors with exercise prices below the estimated fair market value of our common stock on the date of grant, and the acceleration of vesting of stock options as part of an executive officer’s severance agreement.

     Net Interest Expense. Net interest expense in 1999 was $750,000 compared to $24,000 in 1998. The increase was due to interest expense associated with advances from Navarre. In connection with our initial public offering, our borrowings, including accrued interest from Navarre, were restructured. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of this restructuring.

Liquidity and Capital Resources

     Since inception, we have incurred significant net losses primarily due to the costs of developing our infrastructure, hiring management and personnel to establish our audio channels and programming, building our brand and delivering a quality listening experience to our users. We have funded our capital requirements primarily through the sales of equity securities and prior to our initial public offering, borrowings from Navarre. We had working capital of $2 million at June 30, 2001, compared to working capital of $471,000 at December 31, 2000, primarily as a result of the restructuring of the term note with Navarre.

     Net cash used in operating activities was $3,908,000 and $8,323,000 for the six months ended June 30, 2001 and 2000, respectively. Net cash used in operating activities for the six months ended June 30, 2001 was primarily comprised of our net losses before extraordinary items and a decrease in accounts payable and accrued expenses, offset in part by depreciation, accounts receivable, deferred revenue and other assets.

     Accounts receivable decreased to $77,000 at June 30, 2001 from $292,000 at December 31, 2000 and consisted primarily of agency-placed advertising revenue accounts. The decrease in accounts receivable was due to the decrease in advertising sales for the period. Advertising revenues placed by an agency typically are collected in 60 to 90 days. We expect advertising revenue accounts generally to be collected within 60 to 90 days in the future. The decrease in accounts payable to $1,288,000 at June 30, 2001 from $1,792,000 at December 31, 2000 was due primarily to less expenditures being incurred during the six months ended June 30, 2001.

     We generated $4,904,000 and $8,764,000 in net cash from investing activities for the six months ended June 30, 2001 and 2000, respectively. The net cash provided by investing activities for the six months ended June 30, 2001 and 2000 was the net result of short-term investment purchases and sales offset by the purchases of property and equipment.

     We used net cash for financing activities of $1,061,000 and $43,000 for the six months ended June 30, 2001 and 2000, respectively. Net cash used for financing activities for the six months ended June 30, 2001 was primarily due to a $1,000,000 payment on the Navarre term note.

     In June 2001, our board of directors approved an amendment to our Articles of Incorporation to effect a one for 4.5 shares reverse stock split of the company’s outstanding common stock. The reverse split was effected in order to meet the Nasdaq SmallCap Market’s maintenance standard that requires us to maintain at least a $1.00 per common share minimum bid price.

     In March 2001, we restructured our term note of approximately $9.6 million owing to Navarre. Under the terms of the restructuring, Navarre forgave $5.5 million of the principal amount in exchange for a $1 million prepayment by NetRadio. In addition, Navarre extended the maturity date of the term note from November 14, 2001 to March 31, 2002. The term note with Navarre bears interest at Midwest prime plus one half-percentage point (7.5% as of June 30, 2001) and is payable monthly. After giving effect to this restructuring, the principal balance of the term note with Navarre is currently approximately $3.1 million.

     Without considering the current transaction, we believe that our current cash, cash equivalents and short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through March 31, 2002. To fund future operations, we may need to raise additional funds, through public or private financing, or other arrangements. We are evaluating potential issuances of our debt or equity securities to strategic partners and are exploring potential strategic transactions. There can be no assurance that additional financing, if needed, will be available on terms attractive to us, if at all. Our failure to raise capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders will be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of our common stock.

Net Operating Loss Carryforwards

     As of December 31, 2000, we had available net operating loss carryforwards totaling $34,385,000, which begin to expire in 2011. See Note 5 to the financial statements included elsewhere herein. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if specified stock ownership changes have occurred, which could limit our ability to utilize the net operating loss carryforwards.

     We have established a valuation allowance against the entire amount of our deferred tax asset because we have not been able to conclude that it is more likely than not that we will be able to realize the deferred tax asset, due primarily to our history of operating losses.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock, as of                     , 2001, by: (i) each person who is known by us to beneficially own more than 5% of the common stock, (ii) each of our directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of NetRadio as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as our address.

		Percentage of
	Shares Beneficially	Outstanding Shares
Name and Address	Owned (1)(2)	Owned (1)

Navarre Corporation (3)	1,043,320	46.57%

7400 49th Avenue, North

New Hope, Minnesota 55428

Value Vision International, Inc. (4)	318,334	14.28%

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

Eric Paulson (5)(6)	20,000	*

James Caparro (6)	1,334	*

Charles E. Cheney (6)(7)	10,667	*

Marc H. Kalman (6)	889	*

Gene McCaffery (8)	—	*

Cary L. Deacon	—	*

Michael P. Wise (6)	7,408	*

Richard W. Hailey (6)	15,260	*

All current executive officers and directors as a group (8 persons) (9)	55,558	2.48%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of , 2001 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of common stock indicated.

(2)	Gives effect to a one-for-four and one-half reverse stock split effected on June 14, 2001.

(3)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by Navarre on January 28, 2000. Such Schedule 13G indicates that Navarre has the sole voting and investment power with respect to such shares and a Form 4 filed by Navarre on May 11, 2001.

(4)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by ValueVision on February 14, 2000. Such Schedule 13G indicates that ValueVision has the sole voting and investment power with respect to such shares.

(5)	Includes 2,889 shares of common stock held by Mr. Paulson’s spouse, for which shares Mr. Paulson disclaims beneficial ownership. Does not include 1,043,320 shares held by Navarre for which Mr. Paulson disclaims beneficial ownership. Mr. Paulson is Chairman of the Board and Chief Executive Officer of Navarre and holds approximately 10% of the outstanding shares of Navarre.

(6)	Includes the following number of shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days: Mr. Paulson: 8,000 shares; Mr. Caparro: 889 shares; Mr. Cheney: 5,334 shares; Mr. Kalman: 889 shares; Mr. Wise: 7,408 shares; Mr. Hailey: 3,704 shares.

(7)	Does not include 1,043,320 shares held by Navarre for which Mr. Cheney disclaims beneficial ownership. Mr. Cheney is Vice Chairman, Executive Vice President and Chief Strategic Officer of Navarre.

(8)	Does not include 318,334 shares held by ValueVision for which Mr. McCaffery disclaims beneficial ownership.

(9)	Includes 55,558 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

OTHER MATTERS

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. NetRadio has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                          , 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to shareholders is not intended to create any implication to the contrary.

     In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of shareholders of NetRadio, any shareholder proposal intended to be presented at the meeting must be received by NetRadio on or before                     , 2001. Any proposals received after this date will be considered untimely.

     The Board of Directors of NetRadio does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from document retrieval services and our public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

NetRadio Corporation

Financial Statements

Years ended December 31, 2000, 1999 and 1998

30

Report of Independent Auditors

Board of Directors and Shareholders

NetRadio Corporation

      We have audited the accompanying balance sheets of NetRadio Corporation as of December 31, 2000 and 1999, and the related statements of operations, shareholders’ equity (deficit) and cash flows for each of the three years ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRadio Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

January 26, 2001, except for Note 2,
  as to which the date is March 26, 2001

NetRadio Corporation

Balance Sheets

	December 31

	2000	1999

Assets

Current assets:

Cash and cash equivalents	$82,943	$11,721,536

Short term investments	11,440,356	17,845,905

Accounts receivable, less allowance for doubtful accounts of $20,458 at December 31, 2000 and $55,000 at December 31, 1999	291,692	146,863

Prepaid advertising	833,873	802,793

Prepaid expenses	98,948	97,420

Other current assets	350,667	372,220

Total current assets	13,098,479	30,986,737

Property and equipment, net	3,075,455	2,626,227

Patents and trademarks, net	48,553	—

Note receivable — officer	—	62,141

Goodwill	—	106,000

Other assets	120,254	—

Total assets	$16,342,741	$33,781,105

Liabilities and shareholders’ equity

Current liabilities:

Accounts payable	$1,791,671	$3,157,622

Accrued expenses	1,149,681	853,436

Note payable	9,596,827	—

Current maturities of capital lease obligations	89,630	115,223

Total current liabilities	12,627,809	4,126,281

Note payable	—	9,596,827

Capital lease obligations, less current portion	—	89,630

Shareholders’ equity (deficit):

Common stock, no par value:

Authorized shares — 50,000,000 Issued and outstanding shares — 10,081,037 and 10,007,900 at December 31, 2000 and 1999, respectively	41,092,133	40,930,243

Deferred compensation	(71,646)	—

Accumulated deficit	(37,305,555)	(20,961,876)

Total shareholders’ equity	3,714,932	19,968,367

Total liabilities and shareholders’ equity	$16,342,741	$33,781,105

See accompanying notes.

NetRadio Corporation

Statements of Operations

	Year Ended December 31,

	2000	1999	1998

Net revenues:

Internet advertising	$1,360,723	$764,712	$205,423

Product sales	706,360	684,144	49,639

Total net revenues	2,067,083	1,448,856	255,062

Costs and operating expenses:

Cost of product sales	650,087	645,625	64,825

Operations and technical support	9,332,825	7,368,185	1,635,160

Sales and marketing	5,869,271	4,430,063	273,426

General and administrative	2,921,746	3,253,668	2,234,451

Total operating expenses	18,773,929	15,697,541	4,207,862

Loss from operations	(16,706,846)	(14,248,685)	(3,952,800)

Other income and expense:

Interest income	(1,334,729)	(107,941)	—

Interest expense	971,562	857,466	23,883

Net loss	$(16,343,679)	$(14,998,210)	$(3,976,683)

Loss per share — basic and diluted	$(1.63)	$(2.21)	$(.67)

Weighted average shares outstanding	10,038,453	6,787,995	5,899,167

See accompanying notes.

NetRadio Corporation

Statement of Shareholders’ Equity

	Common Stock
			Deferred	Retained
	Shares	Amount	Compensation	Earnings	Total

Balance, December 31, 1997	11,765	$2,000,000	$—	$(1,986,983)		$13,017

Stock split	5,870,735	—	—	—		—

Stock issued	40,000	65,600	—	—		65,600

Stock option compensation	—	20,500	—	—		20,500

Notes forgiven by shareholders	—	48,050	—	—		48,050

Net loss	—	—	—	(3,976,683)		(3,976,683)

Balance, December 31, 1998	5,922,500	2,134,150	—	(5,963,666)		(3,829,516)

Stock issued in initial public offering, net of offering costs of $1,353,432	3,750,000	31,882,788	—	—		31,882,788

Conversion of debt to common stock	—	5,234,840	—	—		5,234,840

Stock option compensation	—	1,113,625	—	—		1,113,625

Stock options exercised	335,400	564,840	—	—		564,840

Net loss	—	—	—	(14,998,210)		(14,998,210)

Balance, December 31, 1999	10,007,900	40,930,243	—	(20,961,876)		19,968,367

Stock option compensation	—	22,990	—	—		22,990

Stock options exercised	3,800	13,400	—	—		13,400

Stock issued for services	19,337	35,000	—	—		35,000

Issuance of restricted stock	50,000	90,500	(90,500)	—		—

Amortization of deferred compensation	—	—	18,854	—		18,854

Net loss	—	—	—	(16,343,679)		(16,343,679)

Balance, December 31, 2000	10,081,037	$41,092,133	$(71,646)	$(37,305,555)	$

See accompanying notes.

NetRadio Corporation

Statements of Cash Flows

	Year Ended December 31,

	2000	1999	1998

Operating activities

Net loss	$(16,343,679)	$(14,998,210)	$(3,976,683)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	1,887,138	1,347,067	843,103

Stock option compensation	22,990	1,113,625	20,500

Issuance of common stock for services	53,854	—	—

Forgiveness of note receivable — officer	62,141	—	—

Changes in operating assets and liabilities:

Accounts receivable	(144,829)	(120,650)	(17,129)

Prepaid expenses	(32,608)	52,580	47,207

Accounts payable	(1,365,951)	2,134,983	285,339

Accrued expenses	296,245	766,787	25,748

Other assets	(98,701)	(372,220)	—

Net cash used in operating activities	(15,663,400)	(10,076,038)	(2,771,915)

Investing activities

Notes receivable — officer	—	408	(62,549)

Purchases of property and equipment	(2,226,026)	(2,589,391)	(843,700)

Purchases of short term investments	(19,502,337)	(19,803,078)	—

Sales of short term investments	25,907,886	1,957,173	—

Increase in intangible assets	(52,893)	—	—

Net cash provided by (used in) investing activities	4,126,630	(20,434,888)	(906,249)

Financing activities

Payments on notes payable	—	—	(9,836)

Payments on capital lease obligations	(115,223)	(102,392)	(113,983)

Deferred offering costs	—	—	(239,643)

Proceeds from stock issuances	13,400	564,840	65,600

Proceeds from initial public offering, net of offering costs	—	32,122,431	—

Advances from Navarre	—	9,596,827	4,022,529

Net cash (used in) provided by financing activities	(101,823)	42,181,706	3,724,667

Net (decrease) increase in cash and cash equivalents	(11,638,593)	11,670,780	46,503

Cash and cash equivalents at beginning of period	11,721,536	50,756	4,253

Cash and cash equivalents at end of period	$82,943	$11,721,536	$50,756

Supplemental cash flow information

Significant noncash investing and financing activity:

Fixed assets acquired under capital lease	$—	$82,175	$25,078

Conversion of note payable to common stock	—	5,234,840	—

Notes forgiven by shareholders	—	—	48,050

See accompanying notes.

NetRadio Corporation

Notes to Financial Statements

Years Ended December 31, 2000 and 1999

1.  Organization and Summary of Significant Accounting Policies

Description of Business

      NetRadio Corporation (“the Company”) is a media company that is the leading online distributor of originally programmed audio entertainment over the Internet through its website, NetRadio.com. The Company provides more than 100 channels of music and information, 24 hours a day, seven days a week. Visitors to the site can access music, news and information within the Company’s 16 music genres. Approximately two million unique guests visit NetRadio.com several times per month.

      The Company provides its advertisers and marketing partners with the ability to reach focused segments of users defined by specific demographic and lifestyle characteristics. The Company allows advertisers to utilize the combined strength of audio messaging with banner advertising.

Cash and Cash Equivalents

      The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

Short-Term Investments

      Short-term investments consist of U.S. Government obligations and corporate debt securities with maturities of less than one year. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Management has classified the debt securities as available for sale. Available for sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component of shareholder’s equity. At December 31, 2000 the fair value of the Company’s investments approximates cost.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

      Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Impairment of Long-Lived Assets

      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

NetRadio Corporation

Notes to Financial Statements — (Continued)

1.  Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

      The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases for operating losses and tax credit carryforwards.

      During the periods March 21, 1997 through March 31, 1998, NetRadio Corporation, Minnesota was included in the consolidated federal and state income tax returns of its parent company, Navarre Corporation. The tax benefit of net operating losses of NetRadio Corporation, Minnesota during that period have been retained by Navarre, and no benefit has been shown by NetRadio since it would not have been able to recognize any benefit on a stand-alone basis.

Revenue Recognition

      The Company’s revenues are derived from the sale of audio merchandise at its online store and Web site banner and video and audio advertisements. Product sales, including shipping and handling, are recognized in the period that the merchandise is shipped to the customer. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable.

      The Company recognized revenues and expenses related to barter advertising transactions totaling $156,000, $245,000 and $-0- for the years ended December 31, 2000, 1999 and 1998.

Shipping and Handling Costs

      Shipping and handling costs related to the compact disc fulfillment services are included in cost of goods sold.

Internal Software Development Costs

      Software development costs incurred through outside contractors, consisting of costs to develop, test and upgrade the Company’s Web site and systems, are capitalized and amortized over the estimated useful life of the software, typically three years, in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Advertising Expenses

      Advertising expenses are capitalized during the production phase of specific commercials or campaigns and charged to operations at the time the campaign is initially presented to the audience. In addition, television advertising time contributed by ValueVision International, Inc. is charged to operations as the advertising time is used. Advertising expenses, were $3,400,364, $2,510,313 and $262,820 for the years ended December 31, 2000, 1999 and 1998.

Goodwill

      Goodwill is amortized on the straight-line method over the estimated useful life of three years and was fully amortized at December 31, 2000. Accumulated amortization at December 31, 1999 was $420,250.

NetRadio Corporation

Notes to Financial Statements — (Continued)

1.  Organization and Summary of Significant Accounting Policies (continued)

Net Loss Per Common Share

      Basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities, while diluted earnings per share gives effect to dilutive potential common shares. Diluted and basic earnings per share are the same in the periods presented as the effect of outstanding options and warrants is antidilutive.

2.  Related Party Transactions

Administrative Services Agreement

      From March 1997 through October 1999, Navarre supplied the Company with executive services, certain administrative services such as human resources, marketing, accounting, payroll, legal, and employee benefits for a fee of $5,000 a month. The Company believes amounts charged are representative of the level of expense that would have been incurred on a stand-alone basis.

Note Payable

      Upon the closing of the Company’s initial public offering in October 1999, Navarre contributed $5,234,840 of outstanding advances, relating to 1998 and prior, to the Company. The contribution was recorded as additional equity, although no shares of the Company common stock were issued.

      In addition, at the initial public offering closing, the Company and Navarre entered into a $9,596,827 term note which represents the amount of advances made in 1999 plus interest accrued on all advances made prior to the initial public offering closing date. The term note is due on November 14, 2001 and bears interest at the prime rate plus one-half percent. Accrued interest is payable monthly.

      In March 2001, the Company and Navarre amended the term note. Under the amendment, the Company made a prepayment of $1 million, $5.5 million of the balance due was forgiven with the remaining balance of approximately $3.1 million due on March 31, 2002.

      Interest paid on the Company’s note payable and capital leases was $971,562, $97,048 and $23,442 for the year ended December 31, 2000, 1999 and 1998.

Other Current Assets

      Other current assets consist of 20 pre-set channels on RealNetworks, Inc.’s (“RealNetworks”) RealPlayer and promotional space on RealNetworks’ home page that the Company acquired in May 1999 in exchange for cash and advertising of RealNetworks on the Company’s Web site. The Company acquired the one-year right to the pre-set channels for $760,000 payable in four quarterly payments. RealNetworks is also obligated, for one year, to promote the Company twice per month on RealNetworks’ home page in exchange for $250,000 in RealNetworks advertising on the Company’s Web site. These assets are being amortized over one year.

3.  Note Receivable — Officer

      The note receivable consisted of an advance to an officer which was payable on demand. The note incurred interest at 7.75% per year. During 2000, this note was forgiven.

NetRadio Corporation

Notes to Financial Statements — (Continued)

4.  Property and Equipment

	Year Ended December 31,

	2000	1999

Furniture and fixtures	$566,537	$130,900

Computer equipment and software	5,876,466	3,998,101

Office equipment	82,573	22,682

	6,525,576	4,151,683

Accumulated depreciation	(3,450,121)	(1,525,456)

	$3,075,455	$2,626,227

5.  Income Taxes

      At December 31, 2000, the Company had net operating loss carryforwards of approximately $34,385,000. These carryforwards are available to offset future taxable income, expire beginning in 2011, and are subject to the limitations of Internal Revenue Code Section 382 resulting from changes in ownership.

      Components of deferred income taxes are as follows:

	December 31,

	2000	1999

Deferred tax assets:

Net operating loss carryforwards	$13,754,000	$6,776,000

Stock option compensation	409,000	401,000

Accrued compensation	86,000	19,000

Other	8,000	20,000

Total deferred tax assets	14,257,000	7,216,000

Valuation allowance	$(14,257,000)	$(7,216,000)

	$—	$—

6.  Stock Options and Grants

      The Board of Directors adopted, and the shareholders approved the NetRadio Corporation 1998 Stock Option and Incentive Plan (the “1998 Stock Option Plan”) pursuant to which officers, employees, consultants, independent contractors and non-employee directors are eligible to receive options to purchase shares of NetRadio common stock, stock appreciation rights and awards of deferred or restricted stock. A total of 2,000,000 shares of common stock may be issued under the 1998 Stock Option Plan with vesting periods of up to five years and maximum option terms of ten years.

NetRadio Corporation

Notes to Financial Statements — (Continued)

6.  Stock Options and Grants (continued)

      Option activity for the year ended 1999 and 2000 is summarized as follows:

				Weighted
	Shares			Average
	Available	Plan Options	Non-Plan	Exercise
	for Grant	Outstanding	Options	Price

Balance on December 31, 1997	—	—	—	$—

Shares reserved	1,475,000	—	—	—

Granted	(939,500)	939,500	—	2.27

Balance on December 31, 1998	535,500	939,500	—	2.27

Shares reserved	525,000	—	—

Granted	(453,850)	453,850	—	7.06

Forfeited	65,600	(65,600)	—	3.87

Exercised	—	(335,400)	—	1.68

Balance on December 31, 1999	672,250	992,350	—	4.45

Granted	(436,100)	436,100	150,000	1.83

Restricted stock grant	(50,000)	—	—	—

Forfeited	163,950	(163,950)	—	5.51

Exercised	—	(3,800)	—	3.53

Balance on December 31, 2000	350,100	1,260,700	150,000	$3.20

      The weighted average fair value of options granted in 2000, 1999 and 1998 was $1.01, $3.95 and $1.37, respectively. The exercise price of options outstanding at December 31, 2000 ranged from $.22 to $11.00 per share. The number of options exercisable at December 31, 2000, 1999 and 1998 was 615,820, 78,717 and 117,333, respectively, with a weighted average exercise price of $3.38, $10.86 and $2.27 and a remaining contractual life of 4.0, 6.0 and 6.5 years, respectively.

      Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999 and 1998, risk-free interest rate of 5.0%, 4.7% and 4.7%, respectively, volatility factor of the expected market price of the Company’s Common stock of .70 and a weighted average expected life of the option of five years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value statement, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is as follows:

	December 31,

	2000	1999	1998

Pro forma net loss	$(16,967,231)	$(15,280,016)	$(4,062,330)

Pro forma basic and diluted loss per share	$(1.69)	$(2.25)	$(.69)

NetRadio Corporation

Notes to Financial Statements — (Continued)

6.  Stock Options and Grants (continued)

      In 1998, the Company granted an option to purchase 20,000 shares of common stock to a non-employee. The fair value of the option, which was determined to be $20,500, was expensed at the time of grant.

      In March and September 1999, NetRadio recognized $879,625 and $234,000, respectively, in compensation expense associated with the issuance of incentive stock options to employees with exercise prices below the estimated fair market value of the Company’s common stock on the date of the grant.

      In August 2000, the Company recognized $22,990 in expense associated with extending the exercise period of options granted to two terminated employees.

      Also in August 2000, the Company issued a restricted stock grant of 50,000 shares of common stock to an employee. The $90,500 value of the grant is being amortized to expense over the twenty-four month vesting period.

      In August 2000, the Company issued 19,337 shares of company stock to a non-employee. The fair value of the stock was determined to be $35,000, which was expensed during 2000.

7.  Commitments

      The Company is obligated under operating and capital leases for office space and office equipment. Future annual minimum lease payments under leases in effect at December 31, 2000 are as follows:

	Operating	Capital

2001	$144,060	$96,600

2002	148,633	—

2003	150,920	—

2004	150,920	—

2005	50,307	—

Total minimum lease payments	$644,840	96,600

Less amount representing interest		6,970

Present value of minimum capitalized lease payments		$89,630

      Rent expense under operating leases was $242,973, $239,954 and $134,491, for the years ended December 31, 2000, 1999 and 1998.

8.  Employee Benefit Plan

      The Company sponsors a retirement savings plan for all employees who have completed one year of continuous service. The retirement savings plan is a 401(k) plan under which eligible employees are allowed to contribute a maximum of 20% of their earnings on a tax-deferred basis subject to Internal Revenue Code maximum limitations. The Company made no matching contributions for the years ended December 31, 2000, 1999 and 1998.

NetRadio Corporation

Notes to Financial Statements — (Continued)

9.  Quarterly Financial Summary (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2000

Net revenues	$564,822	$616,237	$456,435	$429,589

Operating expenses	5,000,942	4,851,650	5,008,149	3,913,188

Net loss	(4,295,840)	(4,143,272)	(4,383,671)	(3,520,896)

Loss per share — basic and diluted	$(0.43)	$(0.41)	$(0.44)	$(.35)

1999

Net revenues	$171,799	$233,866	$374,074	$669,117

Operating expenses	2,800,138	2,499,709	4,302,872	6,094,822

Net loss	(2,640,316)	(2,568,022)	(4,216,848)	(5,573,024)

Loss per share — basic and diluted	$(.45)	$(.43)	$(.71)	$(.60)

APPENDIX A

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

THE ADVISORY BOARD, INC.

AND

NETRADIO CORPORATION,

VALUEVISION INTERNATIONAL, INC.

AND

NAVARRE CORPORATION

AUGUST 30, 2001

ARTICLE I SALE AND PURCHASE	1

1.1. Sale of Shares	1

1.2. Sale of Navarre Note	1

1.3. Legend	1

1.4. Purchase Price	2

1.5. Escrow Deposit	2

ARTICLE II CLOSING	2

2.1. Closing	2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ISSUER	3

3.1. Corporate Status	3

3.2. Corporate Power and Authority	3

3.3. Execution, Delivery and Enforceability	3

3.4. No Violation	3

3.5. Consents/Approvals	3

3.6. Capitalization	4

3.7. Shares of Company Common Stock	4

3.8. SEC Reports	4

3.9. Governing Documents	4

3.10. Subsidiaries	4

3.11. Financial Statements	4

3.12. Changes Since December 31, 2000	5

3.13. No Commissions	5

3.14. Inapplicability of Section 302A.673 of MBCA	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	5

4.1. Corporate Status	5

4.2. Corporate Power and Authority	6

4.3. Execution, Delivery and Enforceability	6

4.4. No Violation	6

4.5. Consents/Approvals	6

4.6. Title to Securities	6

4.7. No Commissions	6

ARTICLE V REPRESENTATIONS AND WARRANTIES OF INVESTOR	6

5.1. Corporate Status; Power and Authority	7

5.2. No Violation	7

5.3. Consents/Approvals	7

5.4. Enforceability	7

5.5. Investment Intent	7

5.6. Fluctuation of Stock Price	8

5.7. Financing	8

5.8. No Commissions	8

ARTICLE VI COVENANTS	8

6.1. Conversion of Navarre Note	8

6.2. Equity Investment Agreement and continued Nasdaq listing	8

6.3. Shareholder Approval	8

6.4. Option	9

6.5. Outsourcing Agreement	9

6.6. Filings	9

6.7. Public Announcements	10

6.8. Further Assurances	10

6.9. Cooperation	10

6.10. Other Actions	10

6.11. Operation of Business	10

6.12. Financing	10

ARTICLE VII CONDITIONS	11

7.1. Conditions to Obligations of Each Party	11

7.2. Additional Conditions to Investor’s Obligations	11

7.3. Additional Conditions to Investor’s and the Shareholders’ Obligations	13

ARTICLE VIII TERMINATION	13

8.1. Termination	13

8.2. Effect of Termination	14

ARTICLE IX DEFINITIONS	14

9.1. Defined Terms	14

9.2. Other Definitional Provisions	16

ARTICLE X MISCELLANEOUS	16

10.1. Notices	16

10.2. Survival	17

10.3. Remedies	18

10.4. Entire Agreement	18

10.5. Expenses	18

10.6. Amendment; Waiver	18

10.7. Binding Effect; Assignment	18

10.8. Counterparts	18

10.9. Headings	18

10.10. Governing Law; Interpretation	19

10.11. Severability	19

ii

SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this “Agreement”) is entered into as of August 30, 2001 by and among The Advisory Board, Inc., a New York corporation (“Investor”), and NetRadio Corporation, a Minnesota corporation (“Issuer”), ValueVision International, Inc., a Minnesota corporation (“ValueVision”) and Navarre Corporation, a Minnesota corporation (“Navarre,” and together with ValueVision (the “Shareholders”)). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 9.1.

RECITALS

         WHEREAS, Navarre owns 1,043,320 shares of common stock, no par value, (“Company Common Stock”) of the Issuer and ValueVision owns 318,334 shares of Company Common Stock, representing, in the aggregate, 1,361,654 shares of Company Common Stock.

         WHEREAS, Navarre is the holder of a term note dated March 26, 2000, as amended (the “Navarre Note”) of Issuer with an outstanding principal amount of Three Million Ninety Six Thousand Eight Hundred Twenty Seven Dollars ($3,096,827.00), which is payable on March 31, 2002.

         WHEREAS, subject to the terms and conditions of this Agreement, (a) Investor desires to purchase, and the Shareholders desire to sell to Investor, the Navarre Shares and the ValueVision Shares (b) Investor desires to purchase and Navarre desires to sell to Investor the Navarre Note and (c) Investor desires to convert the outstanding principal balance of the Navarre Note into Company Common Stock.

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE

         1.1. Sale of Shares. Subject to the terms and conditions of this Agreement, Navarre will sell to Investor and Investor will purchase from Navarre 1,043,320 shares of Company Common Stock (the “Navarre Shares”) and ValueVision will sell to Investor and Investor will purchase from ValueVision 318,334 shares of Company Common Stock (the “ValueVision Shares,” and together with the Navarre Shares, the “Shares”).

         1.2. Sale of Navarre Note. Subject to the terms and conditions of this Agreement, Navarre will sell and assign to Investor and Investor will purchase and accept from Navarre, all of Navarre’s interest, title, rights and obligations to and under the Navarre Note.

         1.3. Legend. Any certificate or certificates representing the Shares and the shares of Company Common Stock issuable upon conversion of the Navarre Note shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

         1.4. Purchase Price

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Shares to Investor, Investor shall pay (a) to Navarre an amount in cash equal to the Per Share Amount (as defined in the next sentence) multiplied by the number of Navarre Shares, and (b) to ValueVision an amount payable in cash equal to the Per Share Amount multiplied by the number of ValueVision Shares. The Per Share Amount shall be $1.05, which is equal to the average of the closing prices of the Company Common Stock on The Nasdaq Stock Market for the period of thirty (30) trading days ending on the first business day prior to the date of this Agreement.

(b) Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale and assignment of the Navarre Note to Investor, Investor shall pay to Navarre an amount in cash equal to One Million One Hundred Thousand Dollars ($1,100,000).

         1.5. Escrow Deposit. On or before thirty (30) days after the date of this Agreement (the “Escrow Date”), Investor shall deposit One Hundred Fifty Thousand Dollars ($150,000) (the “Investor Escrow”) into an escrow account pursuant to the terms of an escrow agreement in form mutually satisfactory to Investor and the Shareholders to be entered into on or prior to the Escrow Date, which amount shall be paid to the Company in the event that Investor terminates this Agreement pursuant to the provisions of Article VIII, except that the Escrow Amount shall be paid to Investor if the Agreement is terminated pursuant to the provisions of Sections 8.1(a) or 8.1(d) or terminated by Investor under Section 8.1(b). At Closing, the Investor Escrow shall be paid to Navarre and applied to the purchase price of the Navarre Shares.

ARTICLE II
CLOSING

         2.1. Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55076 within three business days after the date on which the last of the conditions set forth in Article VII of this Agreement shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to the parties (the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ISSUER

         As a material inducement to Investor entering into this Agreement and purchasing the Shares and Navarre Note, Issuer represents and warrants to Investor as follows:

         3.1. Corporate Status. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Issuer has all requisite corporate power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted. Issuer is qualified or licensed to conduct business in all jurisdictions where its ownership or lease of property and the conduct of its business requires such qualification or licensing, except to the extent that failure to so qualify or be licensed would not have a Material Adverse Effect on Issuer. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Issuer.

         3.2. Corporate Power and Authority. Issuer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. Issuer has taken all necessary corporate action (other than the approval of this transaction by the shareholders of Issuer as contemplated by Section 6.3) to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.3. Execution, Delivery and Enforceability. This Agreement has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4. No Violation. The execution and delivery by Issuer of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Issuer with the terms and provisions hereof (including, without limitation, the issuance to Investor of the Shares as contemplated by and in accordance with this Agreement) will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Articles of Incorporation or bylaws or any Contract to which Issuer is a party or by which Issuer or its properties or assets are bound (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on Issuer), or any Requirement of Law applicable to Issuer, or result in the creation or imposition of any Lien upon any of the capital stock, properties or assets of Issuer (except where such Lien would not have a Material Adverse Effect on Issuer).

         3.5. Consents/Approvals

(a) No consents, filings, authorizations or other actions of any Governmental Authority are required for Issuer’s execution, delivery and performance of this Agreement and (b) no consent, approval, waiver or other action by any Person under any Contract to which Issuer is a party or by which Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on Issuer.

         3.6. Capitalization. The authorized capital stock of Issuer consists of 13,333,333 shares, of which 11,111,111 are shares of Company Common Stock and 2,222,222 are shares of preferred stock, no par value per share (“Preferred Stock”). As of the date hereof, 2,242,300 shares of Company Common Stock are validly issued and outstanding, fully paid, and non-assessable, and no shares of preferred stock are issued or outstanding. Except with respect to the Shares, and except for options for 245,936 shares of Company Common Stock issued and 123,134 shares of Common Stock reserved for issuance pursuant to the NetRadio Corporation Amended and Restated 1998 Stock Option and Incentive Plan (the “Plan”), options for 33,334 shares of Company Common Stock issued pursuant to a Nonqualified Stock Option Agreement with Steven Holderman, and warrants to purchase 44,445 shares of Company Common Stock, no other shares of Company Common Stock and no shares of preferred stock, or any rights, options, warrants, convertible securities, subscription rights or other agreements or commitments of any kind obligating Issuer to issue or sell any other shares of Common Stock or preferred stock, are outstanding or have been authorized.

         3.7. Shares of Company Common Stock. The shares of Company Common Stock to be issued pursuant to the conversion of the Navarre Note as set forth in Section 6.1 hereof, will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights under the MBCA and the Articles of Incorporation and Bylaws of Issuer; provided, however, that the Company Common Stock will be subject to restriction on transfer under applicable federal and state securities laws.

         3.8. SEC Reports. Issuer has made all filings (the “SEC Reports”) required to be made by it under the Securities Act, the Exchange Act and the securities laws of any state, and any rules and regulations promulgated thereunder and pursuant to any Requirements of Law. The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and other Requirements of Law. None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.

         3.9. Governing Documents. Issuer has delivered or made available to Investor true, accurate and complete copies of its Articles of Incorporation and Bylaws in effect as of the date hereof.

         3.10. Subsidiaries. Issuer does not own, directly or indirectly, any outstanding voting securities of or other interests in, and does not control, any corporation, partnership, limited liability company, joint venture or other business entity.

         3.11. Financial Statements. Each of the balance sheets included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the financial position of Issuer as of its date, and each of the other financial statements included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the financial condition, results of operations, cash flows, or other information therein of Issuer for the periods or as of the dates therein set forth in accordance with GAAP consistently applied during the periods involved (except that the interim reports are subject to normal recurring adjustments which might be required as a result of year end audit and except as otherwise stated therein).

         3.12. Changes Since December 31, 2000. Except as set forth in the SEC Reports, since December 31, 2000, there has been no Material Adverse Change in Issuer. Except as set forth in the SEC Reports or on Schedule 3.12 hereto, since December 31, 2000, (a) there has not been (i) any direct or indirect redemption, purchase or other acquisition by Issuer of any shares of Issuer’s capital stock or (ii) declaration, setting aside or payment of any dividend or other distribution by Issuer in respect of its capital stock, or (iii) issuance of any shares of capital stock of Issuer or any granting to any person of any option to purchase or other right to acquire shares of capital stock of Issuer other than pursuant to the Plan, (b) none of the officers or directors of Issuer (or any of their spouses or children) has (i) any direct or indirect investment or equity interest in, or power to control the business affairs of, any manufacturer, supplier, lender or provider of services or goods to Issuer, except for their interest in Issuer, Navarre or ValueVision, (ii) any material contractual relationship with Issuer, and (iii) has any direct or indirect interest in any material right, property or asset which is owned or used by Issuer in the conduct of its business.

         3.13. No Commissions. Issuer has not incurred any obligation for any finder, broker or agent’s fees or commissions in connection with the transactions contemplated hereby, except for the engagement of a financial advisor to provide a fairness opinion, the costs of which shall be paid by the Issuer.

         3.14. Inapplicability of Section 302A.673 of MBCA. Issuer has taken any and all action necessary to render inapplicable to Investor and/or any affiliates or associates (as defined in Section 302A.673 of the Minnesota Business Corporations Act (“MBCA”)) of Investor and/or all or any combination of such persons the provisions of Section 302A.673 of MBCA that restrict business combinations (as defined in Section 302A.673 of MBCA) between an interested shareholder and Issuer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         As a material inducement to Investor entering into this Agreement and purchasing the Shares and the Navarre Note, Navarre and ValueVision each severally, and not jointly, represent and warrant to Investor as follows:

         4.1. Corporate Status. Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Shareholder has all requisite corporate power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Shareholder.

         4.2. Corporate Power and Authority. Shareholder has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Shareholder has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.3. Execution, Delivery and Enforceability. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4. No Violation. The execution and delivery by Shareholder of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Shareholder with the terms and provisions hereof will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Articles of Incorporation or bylaws or any Contract to which such Shareholder is a party or by which such Shareholder or its properties or assets are bound (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on Shareholder), or any Requirement of Law applicable to Shareholder.

         4.5. Consents/Approvals.

(a) No consents, filings, authorizations or other actions of any Governmental Authority are required for Shareholder’s execution, delivery and performance of this Agreement and (b) no consent, approval, waiver or other action by any Person under any Contract to which such Shareholder is a party or by which such Shareholder or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on Shareholder.

         4.6. Title to Securities. Such Shareholder has good and valid title to and is the sole lawful owner, of record and beneficially, of all of the Navarre Shares or the ValueVision Shares, as the case may be, free and clear of any liens, security interests, equities, claims, encumbrances or other rights. Navarre also represents and warrants that it has good and valid title and is the sole lawful owner, of record and beneficially, of the Navarre Note.

         4.7. No Commissions. Shareholder has not incurred any obligation for any finder, broker or agent’s fees or commissions in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR

         As a material inducement to Issuer, Navarre and ValueVision entering into this Agreement and issuing the Shares, Investor represents and warrants to Issuer, Navarre and ValueVision as follows:

         5.1. Corporate Status; Power and Authority. Investor is a corporation duly organized, validly existing, and in good standing under the laws of New York. Investor has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. Investor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         5.2. No Violation. The execution and delivery by Investor of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Certificate of Incorporation or Bylaws of Investor or any Contract to which Investor is a party or by which it or its properties or assets are bound, or violate any Requirement of Law applicable to Investor, other than such violations, conflicts, defaults or breaches which, individually and in the aggregate, do not and will not have a Material Adverse Effect on Investor.

         5.3. Consents/Approvals. (a) No consents, filings, authorizations or actions of any Governmental Authority are required for Investor’s execution, delivery and performance of this Agreement, and (b) no consent, approval, waiver or other actions by any Person under any Contract to which Investor is a party or by which Investor or any of his properties or assets are bound is required or necessary for the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby.

         5.4. Enforceability. This Agreement has been duly executed and delivered by Investor and constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and general equitable principles regardless of whether enforceability is considered in a proceeding at law or in equity.

         5.5. Investment Intent. Investor is acquiring the Shares and the Navarre Note (including the shares of Company Common Stock issuable upon conversion of the Navarre Note) for its own account and with no present intention of distributing or selling such Shares (including the shares of Company Common Stock issuable upon conversion of the Navarre Note) in violation of the Securities Act or any applicable state securities law. Investor agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel to Investor satisfactory to Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel, in exempt from registration or qualification under applicable state securities laws. Investor understands that the sale of the Shares and the issuance of shares of Company Common Stock have not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Sections 4(1 1/2) and 4(2), respectively thereof, and that the reliance of Issuer and Shareholders on such exemption from registration is predicated in part on the representations and warranties of Investor. Investor acknowledges that pursuant to

Section 1.2 a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the shares.

         5.6. Fluctuation of Stock Price. Investor has been advised, and is aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurances as to the future performance of any given securities, including the Shares and the shares of Company Common Stock issuable upon conversion of the Navarre Note.

         5.7. Financing. Investor has sufficient cash and/or available credit facilities (and has provided Issuer and the Shareholders with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

         5.8. No Commissions. Investor has not incurred any obligation for any finder, broker, or agent’s fees or commissions in connection with the transactions contemplated hereby for which Issuer or the Shareholders will be responsible.

ARTICLE VI
COVENANTS

         6.1. Conversion of Navarre Note. At the Closing, in full satisfaction of its obligations under the Navarre Note, Issuer shall issue to Investor, and Investor shall accept from Issuer, a number of shares of Company Common Stock equal to the quotient of (x) Three Million Ninety Six Thousand Eight Hundred Twenty Seven Dollars ($3,096,827) plus any accrued and unpaid interest owing pursuant to the terms of the Navarre Note, divided by (y) the Per Share Amount.

         6.2. Equity Investment Agreement and continued Nasdaq listing. From and after the Closing, Investor shall use its best efforts to maintain Issuer’s listing on The Nasdaq SmallCap Market. In connection therewith, effective as of the Closing Investor will purchase a number of shares of Series A Preferred Stock of Issuer in an amount sufficient for Issuer to have a cash balance of $7 million for working capital and other operational needs in accordance with the terms of the Series A Preferred Stock attached hereto as Exhibit A and agrees to make subsequent purchases of Series A Preferred Shares from time to time in accordance with the terms set forth on Exhibit A.

         6.3. Shareholder Approval.

(a) As promptly as practicable after the execution of this Agreement, Issuer shall take all action necessary in accordance with applicable law and the Articles of Incorporation and Bylaws of Issuer to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the issuance of shares of Company Common Stock upon conversion of the Navarre Note, an increase in the number of authorized shares of Company Common Stock and Preferred Stock and an amendment to the Articles of Incorporation of Issuer to make Section 302A.671 of the MBCA inapplicable to Issuer (collectively, the “Proposals”). The Proxy Statement (as defined below) of the Issuer related to its shareholder meeting shall contain the recommendation of the board of directors of Issuer that its shareholders approve the Proposals. Issuer and the Shareholders, subject to and in accordance with applicable law, shall use their reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the proxy statement to its shareholders.

(b) Issuer shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder, a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) relating to the meeting of the shareholders of Issuer and the vote of the shareholders of Issuer with respect to the Proposals. Issuer will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Investor and the Shareholders will furnish all information about itself and its business and operations and all necessary financial information to Issuer as Issuer may reasonably request in connection with the preparation of the Proxy Statement. Each of Investor, Issuer and the Shareholders agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Issuer further agrees to take all reasonable steps necessary to amend or supplement the Proxy Statement. Issuer agrees to take all steps necessary to cause the Proxy Statement, as so amended or supplemented to be filed with the SEC and to be disseminated to the Issuer’s shareholders as and to the extent required by applicable federal and state securities laws. Each of Investor, Issuer and the Shareholders agree that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of Issuer, will not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

         6.4. Option. Pursuant to the terms of an Option Agreement in the form attached hereto as Exhibit C (the “Option Agreement”), Investor shall grant Navarre an option to purchase up to 208,664 shares of Company Common Stock from time to time, provided, that any partial exercise shall be for not less than 50,000 shares and Investor shall grant ValueVision an option to purchase 63,667 shares of Company Common Stock. The Option Agreement shall provide that the options granted to Navarre and ValueVision shall be exercisable for a period of 36 months at an exercise price per share equal to the Per Share Amount. The Option Agreement shall provide that in the event the Issuer is merged or consolidated into another entity and the Issuer is not the surviving entity of such consolidation or merger, or sells substantially all of its assets to another entity, the option shall be exercisable for shares of stock of such successor entity.

         6.5. Outsourcing Agreement. For a period of 36 months from the Closing Date, Issuer agrees to purchase streaming media capabilities and purchase or outsource other services as necessary or desirable for the operation of the Issuer’s business from the lowest cost providers available.

         6.6. Filings. Each of Investor and Issuer shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

         6.7. Public Announcements. Except as required by law or the policies or rules of any stock exchange (or The Nasdaq SmallCap Market) on which Issuer’s securities are listed or quoted as of the date hereof, the form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof, shall be subject to the prior approval of the parties hereto, which approval shall not be unreasonably withheld or delayed.

         6.8. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         6.9. Cooperation. Issuer and Investor each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law or the rules of any exchange on which the Common Stock is traded or The Nasdaq SmallCap Market or any other Nasdaq market in connection with the transactions contemplated by this Agreement and to use their respective reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Except as may be specifically required hereunder, neither of the parties hereto or their respective Affiliates shall be required to agree to take any action that in the reasonable opinion of such party would result in or produce a Material Adverse Effect on such party.

         6.10. Other Actions. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Issuer as are necessary for the consummation of the transactions contemplated hereby. The parties also agree to use their reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement, or the consummation of the transactions contemplated hereby, and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated.

         6.11. Operation of Business. Except as otherwise contemplated by this Agreement, Issuer will operate the business in the ordinary course, consistent with recent past practice, taking into account Issuer’s liquidity needs and the economic conditions. Without limiting the generality of the foregoing, between the date hereof until the Closing, Issuer will submit its monthly operating budget to Investor for its approval, which approval will not be unreasonably withheld or delayed.

         6.12. Financing. Investor will maintain sufficient access to funds in cash and/or available credit facilities to pay the Purchase Price, to purchase the shares of Series A Preferred Stock issuable at Closing as set forth in Section 6.2 hereof and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS

         7.1. Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) Shareholder Approval. The Proposals shall have been approved by the shareholders of Issuer by the requisite vote or consent under applicable law and the Company’s Certificate of Incorporation and Bylaws.

(b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by this Agreement.

(c) Governmental Action. No action or proceeding shall be threatened, instituted or pending by any Governmental Authority challenging or seeking to prevent or delay consummation of the transactions contemplated by this Agreement, asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(d) Governmental Approvals. All material governmental filings, authorizations, consents, orders or approvals that are required for the consummation of the transactions contemplated hereby will have been duly filed or obtained.

         7.2. Additional Conditions to Investor’s Obligations. The obligation of Investor to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Investor’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Articles III and IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Covenants Performed. Issuer and the Shareholders shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c) Consents Obtained. Issuer and the Shareholders shall have obtained, or caused to be obtained, each consent and approval referred to in Section 3.5 and 4.5, respectively;

(d) Board of Directors of Issuer. Investor shall have received the resignation in writing of a majority of the board of directors of the Issuer effective as of the Closing Date and Issuer shall have taken any and all action necessary to cause appointees of Investor to be elected to fill the vacancies created by the foregoing resignations;

(e) Delivery of Certain Documents. On the Closing Date, the Issuer or the Shareholders, as the case may be, shall have delivered to Investor all of the following:

(i) a certificate of an officer of Issuer, or such Shareholder, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii) a copy of the text of the resolutions adopted by the Board of Directors and shareholders of the Issuer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate executed by the Secretary of Issuer, certifying to Investor that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(iii) a copy of the text of the resolutions adopted by the Board of Directors of the such Shareholder authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate executed by the Secretary of such Shareholder, certifying to Investor that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(iv) copies of the third party and governmental consents and approvals referred to in subsection (d) above;

(v) a copy, fully executed by the Issuer of each of the stock purchase agreement for the Series A Preferred Stock in accordance with the terms set forth on Exhibit A (the “Series A Purchase Agreement”) and the Option Agreement in substantially the form attached as Exhibit B;

(vi) the certificates representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, the certificates representing the shares of Company Common Stock issuable pursuant to Section 6.1 issued in the name of Investor and certificates representing shares of Series A Preferred issuable at Closing pursuant to the Series A Purchase Agreement issued in the name of Investor; and

(vii) such other certificates, documents and instruments as Investor reasonably requests related to the transactions contemplated hereby.

         7.3. Additional Conditions to Investor’s and the Shareholders’ Obligations. The obligations of each of the Issuer and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in such party’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Covenants Performed. Investor shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

(c) Delivery of Certain Documents. On the Closing Date, Investor will have delivered to Issuer or the Shareholders, as the case may be:

(i) a certificate of an officer of Investor dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii) a copy of the Series A Purchase Agreement and the Option Agreement, each executed by Investor;

(iii) a wire transfer in immediately available funds of the Purchase Price to the Shareholders;

(iv) a wire transfer in immediately available funds to the Issuer for the purchase price of shares of Series A Preferred Stock issuable at Closing;

(v) the original Navarre Note, marked “Canceled and Paid in Full”; and

(vi) such other certificates, documents and instruments as Issuer or the Shareholders may reasonably require relating to the transactions contemplated hereby.

ARTICLE VIII
TERMINATION

         8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Investor, on the one hand and Issuer and the Shareholders, on the other;

(b) by Investor or the Issuer and the Shareholders if there has been a material misrepresentation, breach of warranty or breach of covenant (except for Investor’s covenant with respect to the Investor Escrow which is covered by subsection (e) of this Section 8.1) on the part of the Issuer or the Shareholders, on the one hand, or Investor, on the other, in the representations, warranties and covenants set forth in this Agreement which, if capable of cure, has not been cured within 30 days following notice of such breach to the breaching party;

(c) by either Investor, on the one hand, or the Issuer or the Shareholders if the transactions contemplated hereby have not been consummated by October 31, 2001; provided, that, neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d) by either Investor or the Issuer and the Shareholders if, after the date hereof, the board of directors of Issuer shall have received and approved a bona fide proposal for any merger, acquisition, recapitalization, issuance of stock or sale of assets involving the Issuer which the board of directors of the Issuer has determined in good faith would be more favorable to Issuer and its shareholders than the transactions contemplated by this Agreement, and

(e) immediately, by the Issuer and the Shareholders if Investor fails to deposit the Investor Escrow on or before thirty (30) days after the date of this Agreement as provided in Section 1.5.

         8.2. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Investor, Issuer, the Shareholders or any of their respective shareholders, officers, or directors, except that: (i) Sections 6.2 (public announcements), 10.5 (expenses) and 10.10 (governing law) hereof shall survive indefinitely, and (ii) the parties shall remain liable for their willful or fraudulent breaches of this Agreement prior to the time of such termination.

ARTICLE IX
DEFINITIONS

         9.1. Defined Terms. As used herein the following terms shall have the following meanings:

         “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         “Articles of Incorporation” means Issuer’s Articles of Incorporation, as the same may be or have been supplemented, amended or restated from time to time.

         “Bylaws” means Issuer’s Bylaws, as the same may be or have been supplemented, amended or restated from time to time.

         “Closing” has the meaning specified in Section 2.1 of this Agreement.

         “Company Common Stock” has the meaning specified in the Recitals to this Agreement.

         “Contract” means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

         “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         “Investor Escrow” has the meaning specified in Section 1.5 of this Agreement.

         “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give an financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, results of operations, business or prospects which change (or effect) individually or in the aggregate with other such changes (or effects) is materially adverse to such condition, properties, assets, results of operations, business or prospects.

         “MBCA” has the meaning specified in Section 3.14 of this Agreement.

         “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         “Purchase Price” has the meaning specified in Section 1.1 of this Agreement.

         “Requirement of Law” means any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

         “SEC” means the Securities and Exchange Commission.

         “SEC Reports” has the meaning specified in Section 3.8 of this Agreement.

         “Securities Act” means the Securities Act of 1933, as amended.

         “Subsidiary” means as to any Person, a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned or controlled by such Person.

         9.2. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

(d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(e) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits or Schedules hereto) and not to any particular provision of this Agreement.

ARTICLE X
MISCELLANEOUS

         10.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered and shall be deemed to have been delivered on the third business day if sent by certified or registered mail (first class postage pre-paid), on the next business day if sent by guaranteed overnight delivery, or on the same business day if sent by facsimile transmission (provided that a confirmation copy is sent via guaranteed overnight delivery) to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

(a) if to Issuer to:

NetRadio Corporation 10025 Valley View Road, Suite 190 Eden Prairie, Minnesota 55344 Attention: Eric Paulson Fax: (952) 259-6785 Telephone: (952) 259-6700

with a copy to:

Dorsey & Whitney LLP Pillsbury Center South 220 South Sixth Street Minneapolis, Minnesota 55402-1498 Attention: Matthew Knopf Fax: (612) 340-8738 Telephone: (612) 340-2600

(b) If to Navarre to:

Navarre Corporation 7400 49th Avenue North New Hope, Minnesota 55428 Attention: Charles Cheney Fax: (763) 504-1107 Telephone: (763) 535-8333

(c) If to ValueVision to:

ValueVision International, Inc. 6740 Shady Oak Road Minneapolis, MN 55344 Attention: Gene McCaffery Fax: (952) 947-0188 Telephone: (952) 947-5206

(d) if to Investor to:

The Advisory Board, Inc. 310 East 44th Street New York, NY

Attention: Lawrence Selevan Fax: (212) 921-8102 Telephone: (212) 921-7724

         10.2. Survival. Notwithstanding any knowledge of facts determined or determinable by Investor, Issuer or the Shareholders by investigation, Investor, on the one hand, and Issuer and the Shareholders, on the other, shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties set forth in this Agreement is independent of each other representation, warranty, covenant and agreement. Each representation and warranty made by any party in this Agreement shall not survive the Closing.

         10.3. Remedies. All rights, powers and remedies under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         10.4. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between or among the parties with respect to such subject matter. The Exhibits and Schedules hereto constitute a part hereof as though set forth in full above.

         10.5. Expenses. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Investor shall not be entitled to receive reimbursement from the Issuer post-closing for the payment of Investor’s fees and expenses.

         10.6. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under each of this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision hereunder or thereunder shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder, thereunder, or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         10.7. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party, provided that Investor may assign its rights hereunder to an affiliate prior to the Closing, provided such affiliate assumes all of Investor’s obligations under this Agreement pursuant to an assumption agreement in form and substance satisfactory to the Issuer and the Shareholders.

         10.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         10.9. Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

         10.10. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota applicable to contracts executed and to be wholly performed within such State.

         10.11. Severability. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date hereof. However, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement, as applicable, shall remain in full force and effect and shall in, no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, geographical scope, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

* * *

         IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as of the day and year first above written.

THE ADVISORY BOARD, INC.

By: /s/ Lawrence Selevan Name: Lawrence Selevan Title: Chairman & CEO

NAVARRE CORPORATION

By: /s/ Charles Cheney Name: Charles Cheney Title: Vice Chairman

VALUEVISION INTERNATIONAL, INC.

By: /s/ Gene McCaffery Name: Gene McCaffery Title: President & CEO

NETRADIO CORPORATION

By: /s/ Cary L. Deacon Name: Cary Deacon Title: President & CEO

APPENDIX B

FORM OF

STOCK OPTION AGREEMENT

         THIS AGREEMENT is entered into and effective as of September      , 2001, (the “Date of Grant”), by and between                     (the “Investor”) and                     * (the “Optionee”).

         WHEREAS, on August 27, 2001, Investor, NetRadio Corporation (the “Company”) Navarre Corporation (“Navarre”) and ValueVision International, Inc. (“ValueVision”) entered into a Securities Purchase Agreement, (the “Purchase Agreement”), which provides for, among other things, the sale of shares of common stock, no par value (“Common Stock”), of the Company owned by Navarre and ValueVision to Investor.

         WHEREAS, as a condition to the closing of the transactions contemplated by the Purchase Agreement, Investor has agreed to grant to Optionee an option to purchase 20% of the shares of Company Common Stock previously owned and sold by Optionee to Investor.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements et forth herein, the parties hereto agree as follows:

         1.     The Option; Exercise; Adjustments. Investor hereby grants to the Optionee an irrevocable option (the “Option”) to purchase from time to time up to                     (     ) shares of the Common Stock of the Company, according to the terms and subject to the conditions set forth herein, which shares shall be deposited into an escrow account on the date hereof pursuant to the terms of an escrow agreement in form mutually satisfactory to Investor and the Shareholders (the “Option Shares”). The Option may be exercised in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with Section 3; provided, that Optionee shall not be entitled to exercise this Option for less than Fifty Thousand (50,000) shares of Common Stock of the Company unless the total remaining number of Option Shares is less than Fifty Thousand (50,000), then Optionee may exercise this Option for all of the remaining Option Shares. In the event Optionee wishes to exercise the Option, Optionee shall send a written notice to Investor (the “Option Exercise Notice”) specifying the total number of Option Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the “Closing Date”). Optionee may revoke an exercise of the Option at any time up to two business days prior to the Closing Date by written notice to Investor. The Option Shares shall include any shares of Common Stock of the Company issuable to the holder of the Option Shares prior to the date of exercise, whether by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company and the Exercise Price (as defined below) shall be appropriately adjusted.

*	Navarre and ValueVision will each be “Optionees” under separate Stock Option Agreements with respect to 20% of their respective positions sold to Investors.

         2.     Option Exercise Price. At any Closing Date, Investor will deliver to Optionee a certificate or certificates representing the Option Shares, duly issued in the name of Optionee, in the denominations designated by Optionee in its Stock Exercise Notice and Optionee will purchase the Option Shares from Investor at a price per Option Share equal to $1.05) (the “Exercise Price”), payable in Common Stock of the Company, cash or a combination of Common Stock of the Company and cash, in each case at Optionee’s option, as specified in the Stock Exercise Notice. Any cash payment made by Optionee to Investor pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by Investor. If Optionee elects to pay the Exercise Price or a portion thereof in Common Stock of the Company, the Common Stock shall be valued at the average of the closing prices of the Common Stock on the Nasdaq SmallCap Market (or such other Nasdaq market as the Common Stock may then be traded) for the five trading days immediately prior to the Closing Date. After payment of the Exercise Price for the Option Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Option Shares specified in the Stock Exercise Notice.

         3.     Termination of Option. In no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minneapolis, Minnesota time) on the date that is thirty-six (36) months after the date hereof (the “Time of Expiration”).

         4.     Change In Control.

(a) For purposes of this Section 4, the term “Change in Control” shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (c) a change in control of the Company of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of this Agreement, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (x) any Person becomes after the date of this Agreement the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at election of directors or (y) individuals who constitute the board of directors of the Company on the date of this Agreement cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the board of directors of the Company on the date of this Agreement (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for

2

director, without objection to such nomination) shall be, for the purposes of this clause (y), considered as though such person were a member of the board of directors of the Company on the date of this Agreement.

(b) Investor shall give Optionee 20 business days notice prior to the closing of any events constituting a Change in Control. If any events constituting a Change in Control of the Company shall occur, then this Option shall remain immediately exercisable in full until the Time of Expiration and Investor shall take any and all action necessary to cause this Option to be exercisable for interests in any successor entity, with any adjustments necessary so as to preserve for Optionee the benefits that it would have received had the Option been exercised immediately prior to the events constituting a Change in Control.

         5.     Representations, Warranties and Covenants of Investor. Investor represents, warrants and covenants to Optionee as follows:

(a) Investor is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement by Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Investor. This Agreement has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor enforceable against Investor in accordance with its terms.

(b) Investor has good and valid title to and is the sole lawful owner, of record and beneficially of a number of shares of Common Stock of the Company sufficient to allow for the exercise of the Option in full, free and clear of all liens, security interests, equities, claims, encumbrances or other rights. During the term of the Option Agreement, subject to the provisions of Section 7 hereof, Investor will own beneficially and of record, and have a good and valid title to, a number of shares of Common Stock of the Company sufficient to allow for the exercise of the Option as provided in Section 1 and the transfer to Optionee of the Option Shares, and such shares of Common Stock underlying this Option and the Option Shares when transferred to Optionee, shall be free and clear of all liens, security interests, equities, claims, encumbrances or other rights.

(c) The execution and delivery of this Option Agreement by Investor and he consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with any Governmental Authority (as defined in the Purchase Agreement) and will violate or conflict with Investor’s charter documents or result in the acceleration or termination of, or constitute a default under, any Contract to which Investor is a party or any of its properties or assets are bound.

3

         6.     Representations and Warranties of Optionee. Optionee represents and warrants to Investor as follows:

(a) The execution and delivery of this Option Agreement by Optionee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionee. This Agreement has been duly executed and delivered by Optionee and constitutes a valid and binding obligation of Optionee enforceable against Optionee in accordance with its terms.

(b) Optionee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Option Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the “Securities Act”), and will not sell or otherwise dispose of the Option Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

         7.     Nontransferability. Neither this Option nor the Option Shares may be transferred by Investor, either voluntarily or involuntarily, except that Investor may transfer such Option Shares to a third party with the written consent of this Optionee, which will not be unreasonably withheld or delayed; provided, that, that such third party agrees in writing to assume Investor’s duties and obligations under this Option Agreement. Optionee may transfer this Option upon written notice to Investor provided that such transfer is not in violation of the Securities Act. Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement shall be null and void.

         8.     No Rights As A Shareholder. Optionee shall have no rights as a shareholder with respect to any Option Shares until the Optionee shall have become the holder of record of such shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Option becomes the holder of record of such shares.

         9.     Governing Law. This Agreement and all rights and obligations hereunder shall be governed by the laws of the State of Minnesota without giving effect to its principles of conflicts of laws.

         10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of having to post a bond in connection therewith, this being in addition to any other remedy which they are entitled at law or in equity. In any such proceeding for specific performance or an injunction, the parties specifically agree to waive the defense that monetary damages are an adequate remedy.

4

         11.     Entire Agreement. This Option Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and supersedes all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option.

         12.     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered and shall be deemed to have been delivered on the third business day if sent by certified or registered mail (first class postage pre-paid), on the next business day if sent by guaranteed overnight delivery, or on the same business day if sent by facsimile transmission (provided that a confirmation copy is sent via guaranteed overnight delivery) to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

(a) If to Optionee to:

Attention: Fax: Telephone:

with a copy to:

Attention: Fax: Telephone:

(b) If to Investor to:

Attention: Fax: Telephone:

with a copy to:

Attention: Fax: Telephone:

         13. Remedies. All rights, powers and remedies under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5

         14.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         15.     Amendment And Waiver. This Option Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

         The parties hereto have executed this Agreement effective the day and year first above written.

[INVESTOR]

By:

Name:

Title:

[OPTIONEE]

By:

Name:

Title:

6

NETRADIO CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
_______________________, 2001
______ p.m.
NetRadio Corporation
Valley Gate North
10025 Valley View Road
Suite 190
Eden Prairie, Minnesota

NetRadio Corporation

Valley Gate North

10025 Valley View Road

Suite 190

Eden Prairie, Minnesota 55344	proxy

This proxy is solicited by the Board of Directors of NetRadio Corporation for the Special Meeting of Shareholders on ___________, 2001

The undersigned appoints Cary L. Deacon and Michael P. Wise, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Special Meeting of Shareholders to be held on ___________, 2001 and at any adjournment or postponement thereof all of the undersigned’s shares of NetRadio Corporation common stock held of record on ___________, 2001 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all of the proposals.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR these Proposals

1.	To approve the issuance of 2,949,359 shares of our common stock, which are issuable upon conversion of $3,096,827 outstanding indebtedness.

For	Against	Abstain

2(a).	To amend our articles of incorporation to increase the number of authorized shares of preferred stock to 25 million shares and common stock to 50 million shares.

For	Against	Abstain

2(b).	To amend our articles of incorporation to make the Control Share Acquisition Statute, section 302A.671, of the Minnesota Business Corporation Act inapplicable.

For	Against	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box
Indicate Change below:

Dated: ,2001

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized
officer signing the proxy.